SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

To our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on April 16, 2009, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

The formal notice of the annual meeting follows on the next page. Enclosed with this proxy statement are your proxy card and a postage-paid envelope to return your proxy card. Also enclosed is our Annual Report on Form 10-K for the year ended December 31, 2008.

We hope you will plan to attend the stockholders’ meeting. However, in order that we may be assured of a quorum, we urge you to sign and return the enclosed proxy card in the postage-paid envelope provided, or otherwise vote your shares by telephone or on the Internet as described in the proxy statement, as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may withdraw your proxy.

Sincerely,

C. Dowd Ritter

Chairman, President and Chief Executive Officer

March 6, 2009

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held April 16, 2009

Regions Financial Corporation will hold its annual meeting of stockholders at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 at 9:00 A.M., local time, on April 16, 2009, to consider and vote upon the following matters:

1.	Electing the nine nominees for Director named in the attached proxy statement as Directors of Regions, to serve as Directors until their terms expire and in each case until their successors are duly elected and qualified;

2.	Nonbinding stockholder approval of executive compensation;

3.	Ratifying the appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2009;

4.	A stockholder proposal, which the Board of Directors opposes, regarding posting a report, updated semi-annually, of political contributions; and

5.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Regions Board of Directors has fixed the close of business on February 17, 2009, as the record date for the annual meeting. This means that only Regions stockholders of record at such time are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting. A complete list of Regions stockholders of record entitled to vote at the annual meeting will be made available for inspection by any Regions stockholder for ten days prior to the annual meeting at the principal executive offices of Regions and at the time and place of the annual meeting.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Regions common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

March 6, 2009	John D. Buchanan
Corporate Secretary

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Telephone 205-944-1300

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

Regions Financial Corporation is furnishing this proxy statement to the stockholders in connection with the 2009 annual meeting of stockholders to be held on Thursday, April 16, 2009, at 9:00 A.M., local time, at the Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203, and at any adjournment thereof. In this proxy statement, we refer to the Board of Directors as the “Board” and to Regions Financial Corporation as “we”, “us”, “Regions” or the “Company”. The matters to be considered and acted upon are (1) the election of nine nominees as Directors of Regions, (2) nonbinding stockholder approval of executive compensation, (3) the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of Regions for the 2009 fiscal year, (4) consideration of a stockholder proposal regarding posting a report, updated semi-annually, of political contributions and (5) such other business as may properly come before the meeting.

Your proxy is solicited on behalf of the Board of Directors of Regions. You may revoke your proxy at any time before it is voted at the annual meeting. You may submit your proxy by signing and dating the enclosed proxy card and returning it in the envelope provided or by voting by telephone or on the Internet by following the instructions provided on the proxy card. All properly submitted proxies delivered pursuant to this solicitation will be voted at the meeting and in accordance with instructions, if any.

Participants in Regions 401(k) Plan, the Computershare Investment Plan for Regions Financial Corporation and the Directors Stock Investment Plan, please note that the enclosed proxy card or electronic voting instructions also constitutes the voting instruction form for shares allocated to you under these plans and covers all shares you are entitled to vote under the plan or plans, in addition to shares you may hold directly. Signing and returning the proxy card, or voting by telephone or on the Internet as explained below, will enable voting of all shares, including those held in such plans.

Starting on or about March 11, 2009 we are mailing to the stockholders entitled to vote at the meeting this proxy statement, together with a proxy card, our Annual Report on Form 10-K for the year ended December 31, 2008 and our Chairman’s letter to our stockholders.

The date of this proxy statement is March 6, 2009.

Important Notice Regarding Availability of Proxy Materials:

The Notice and Proxy Statement, Annual Report on Form 10-K

and Chairman’s Letter are available at www.proxyvote.com

INFORMATION ABOUT REGIONS

Regions is a financial holding company headquartered in Birmingham, Alabama which operates throughout the South, Midwest and Texas. Regions provides traditional commercial, retail and mortgage banking services, as well as other financing services in the fields of investment banking, asset management, trust, mutual funds, securities brokerage, insurance and other specialty financing. At December 31, 2008, Regions had total consolidated assets of approximately $146 billion, total consolidated deposits of approximately $91 billion and total consolidated stockholders’ equity of approximately $17 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203, and its telephone number at such address is 205-944-1300.

VOTING, REVOCABILITY AND SOLICITATION OF PROXIES

Voting Procedures and Revocation

You should complete and return the proxy card accompanying this proxy statement to ensure that your vote is counted at the annual meeting, regardless of whether you plan to attend the annual meeting. If you are a registered stockholder (that is, you hold stock certificates registered in your own name), you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in nominee or “street name” you will receive separate voting instructions from your broker or nominee with your proxy materials. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. If you have Internet access, we encourage you to record your vote on the Internet.

You can revoke the proxy at any time before the vote is taken at the annual meeting by submitting to Regions’ corporate secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: John D. Buchanan, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted, your proxy will be voted “FOR” approval of the election of the nominated Directors, “FOR” the nonbinding stockholder approval of executive compensation, “FOR” ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm and “AGAINST” the stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The Regions Board of Directors is currently unaware of any other matters that may be presented for action at the annual meeting. If other matters properly come before the annual meeting, or at any adjournment or postponement thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

Solicitation of Proxies

We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Regions common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Morrow & Co., LLC to assist us in soliciting proxies and have agreed to pay that company $15,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, e-mail or letter on Regions’ behalf.

This is the first mailing of proxy solicitation materials to stockholders.

Quorum Requirement

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Regions common stock is necessary to constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker nonvote.

Information about Votes Necessary for Action to be Taken

Under Regions’ By-laws, each of the nine nominees for Director will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Regions’ Certificate of Incorporation does not authorize cumulative voting in the election of Directors. Under Regions’ Corporate Governance Principles, an incumbent Director nominee who fails to receive a majority of the votes cast with respect to the election of the incumbent Director nominee must submit his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation and any factors they deem relevant in deciding whether to accept the resignation, and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Board will take action within 90 days following certification of the vote unless such action would cause Regions to fail to comply with requirements of the New York Stock Exchange or of the securities laws in which event Regions will take action as promptly as practicable while continuing to meet such requirements. The Board will promptly disclose its decision, and the reasons therefore, in a Form 8-K. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is elected and qualified.

The remaining matters to be considered at the meeting will be adopted if a majority of the votes cast “for” or “against” the matter vote in favor.

Abstentions and broker nonvotes will have no effect on the election of Directors or on the remaining matters to be considered at the meeting.

Attending the Meeting

If you wish to vote your shares of Regions common stock held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and bring that written proxy with you to the meeting. If you are a stockholder of record and will be attending the meeting, please so indicate on your returned proxy card or electronic vote. Only record or beneficial owners of Regions common stock or their proxies may attend the annual meeting in person. Admission to the annual meeting will be on a first-come, first-served basis. When you arrive at the annual meeting, you must present photo identification, such as a driver license. Beneficial owners must also provide evidence of stock holdings, such as a recent brokerage account statement. Registration will begin approximately one hour prior to the beginning of the meeting. The use of cell phones (including camera phones), pagers, computers, PDAs, cameras, video or recording equipment, or any other electronic device is not permitted in the Auditorium.

Participants in the Regions 401(k) Plan or Other Plans

If you are a participant in the Regions 401(k) Plan, please note that the proxy card or electronic voting instructions also constitutes the voting instruction form and covers all shares you may vote under the plan. Under the terms of the plan, the trustee or administrator votes all shares held by the plan, but each participant may direct the trustee or administrator how to vote the shares of Regions common stock allocated to his or her plan account. If you own shares through the Regions 401(k) Plan and do not vote, the plan trustee or administrator will vote the shares in favor of proposals 1, 2 and 3 and against proposal 4. The deadline for returning your 401(k) voting instructions is 11:59 P.M. Eastern Time on April 13, 2009.

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan, please note that the proxy card also constitutes the voting instruction form and covers all shares allocated to your account under these plans. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in these plans will not be voted. If you return your proxy card without indicating your voting instructions, the shares will be voted in favor of proposals 1, 2 and 3 and against proposal 4. The deadline for returning your voting instructions for these plans is 11:59 P.M. Eastern Time on April 15, 2009.

Voting by Telephone or the Internet

Many of our stockholders have the option to submit their proxies or voting instructions electronically by telephone or through the Internet instead of submitting proxies by mail using the enclosed proxy card. Please note that there are separate arrangements for using the telephone and the Internet depending on whether your shares are registered in Regions’ stock records in your name or in the name of a brokerage firm or bank. Regions stockholders should check their proxy card or the voting instructions forwarded by their broker, bank or other holder of record to see which options are available. If you have Internet access, we encourage you to record your vote on the Internet.

The telephone and Internet procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders’ identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by the stockholder.

Regions holders of record may submit their proxies:

•	by telephone, by calling the toll-free number indicated on their proxy card and following the recorded instructions; or

•	through the Internet, by visiting the website indicated on their proxy card and following the instructions.

The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 15, 2009.

Electronic Access to Proxy Materials and Annual Report

Stockholders can elect to view future Regions Financial Corporation proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save Regions the cost of producing and mailing these documents. If you already have Internet access, there will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

If you are a registered stockholder, you can choose to receive future annual reports and proxy statements electronically by following the prompt if you choose to vote over the Internet. Stockholders who choose to view future proxy statements and annual reports over the Internet will receive an e-mail with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you enroll to view Regions’ future annual reports and proxy statements electronically and vote your proxy over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it.

To cancel, registered stockholders should access www.investordelivery.com and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-581-7890.

The Securities and Exchange Commission (“SEC”) has adopted rules allowing companies to satisfy the requirement for delivery of proxy materials to all stockholders by posting these materials on a website instead of mailing copies to stockholders. This new method of delivery is often referred to as “Notice and Access”. We decided not to implement Notice and Access this year and to mail printed copies of the materials to stockholders unless electronic delivery has been elected.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC has issued rules regarding the delivery of proxy statements and information statements to households. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”). To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

If you are a registered stockholder and if you choose to opt out of the householding program at a future date, or if you currently receive multiple copies and wish to receive a single copy, please write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or call us at 205-581-7890, and we will comply with your instructions as to householding your annual reports and proxy and information statements within 30 days. If we do not receive instructions to remove your account(s) from this service, your account(s) will continue to be householded until we notify you otherwise. However, if at any time you would like a separate copy of the annual report or proxy statement, please write or call us at the address or phone number shown above, and we will deliver it promptly.

If you own your Regions stock in nominee name (such as through a broker), information regarding householding of disclosure documents should be forwarded to you by your broker.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of February 17, 2009, Regions had issued 735,622,841 shares of common stock, of which 694,631,959 shares were outstanding and 41,030,882 shares were held as treasury stock. Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only stockholders of record at the close of business on February 17, 2009 (the “Record Date”), will be entitled to vote at the meeting or any adjournment thereof.

Security Ownership of Certain Beneficial Owners

No entity is known to Regions to be the beneficial owner of more than five percent of any class of voting securities. However, as of February 17, 2009, the U.S. Department of Treasury (“UST”) held a warrant to purchase 48,253,677 shares of Regions common stock, which was approximately 6.5% of the shares outstanding at that time. The shares of Regions common stock issuable upon exercise of the warrant are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned. The warrant was issued on November 14, 2008 as part of the UST’s Troubled Asset Relief Program/ Capital Purchase Program. The exercise price is $10.88 per share, subject to anti-dilution and other adjustments. The UST has no voting rights at this time.

	Amount and Nature of Beneficial Ownership as of February 17, 2009
Name of Beneficial Owner	No. of Shares	% of Class
United States Department of Treasury Washington, DC	48,253,677	6.5%

Security Ownership of Directors and Management

The following table presents information about beneficial ownership of Regions common stock by the Directors and certain executive officers of Regions, as of the Record Date. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The footnotes to the table indicate how many shares each person has the right to acquire within 60 days of the Record Date. The shares of Regions common stock which are issuable to a person listed below upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

	Amount and Nature of Beneficial Ownership as of February 17, 2009
Name of Beneficial Owner/Number in Group	No. of Shares		% of Class
Directors including nominees for Director
Samuel W. Bartholomew, Jr.	95,376	(1)	*
George W. Bryan	105,530	(2)	*
David J. Cooper, Sr.	84,079	(3)	*
Earnest W. Deavenport, Jr.	126,960	(4)	*
Don DeFosset	11,106	(5)	*
O.B. Grayson Hall, Jr.	810,743	(6)	*
James R. Malone	85,777	(7)	*
Susan W. Matlock	12,149	(8)	*
John E. Maupin, Jr.	5,834	(9)	*
Charles D. McCrary	56,182	(10)	*
Claude B. Nielsen	107,238	(11)	*
C. Dowd Ritter	4,311,275	(12)	*
John R. Roberts	77,350	(13)	*
Lee J. Styslinger III	18,029	(14)	*

Other named executive officers (See Summary Compensation Table)
Candice W. Bagby	714,315	(15)	*
David B. Edmonds	535,615	(16)	*
G. Douglas Edwards	658,578	(17)
Irene M. Esteves	124,320	(18)	*
William C. Wells II	217,483	(19)	*
Alton E. Yother	134,942	(20)	*

Directors and executive officers as a group (23 persons)	8,645,931		1.23%

*	Less than 1%.

(1)	Includes 717 shares held by affiliates of Mr. Bartholomew and 72,619 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(2)	Excludes 3,417 shares allocated to Mr. Bryan under Regions’ Directors’ Deferred Stock Investment Plan; includes 18,580 shares held by Mr. Bryan’s spouse and 24,734 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(3)	Includes 7,119 shares issuable to Mr. Cooper upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(4)	Includes 44,984 shares issuable to Mr. Deavenport upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(5)	Excludes 2,675 shares allocated to Mr. DeFosset under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and 10,651 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 7,119 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(6)	Includes 30,805 shares held for Mr. Hall in the Regions 401(k) plans, 10,715 shares of restricted stock, 160 shares held for his children and 703,399 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009; excludes 150,127 restricted stock units.

(7)	Includes 5,382 shares held by Mr. Malone’s spouse and 46,329 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(8)	Excludes 25,825 shares allocated to Ms. Matlock under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,334 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(9)	Excludes 4,545 shares allocated to Dr. Maupin under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,334 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(10)	Excludes 13,895 shares allocated to Mr. McCrary under the Amended and Restated Regions Financial Corporation Deferred Compensation Plan for Former Directors of AmSouth Bancorporation and 11,594 shares allocated under the Regions’ Directors’ Deferred Stock Investment Plan; includes 35,985 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(11)	Includes 5,575 shares held by Mr. Nielsen as custodian for his son and 46,330 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(12)	Includes 165,639 shares held for Mr. Ritter in the Regions 401(k) plans, 54,932 shares of restricted stock, 15,416 shares held by Mr. Ritter’s spouse and 3,488,972 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009; excludes 404,984 restricted stock units.

(13)	Includes 54,734 shares issuable to Mr. Roberts upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(14)	Excludes 25,616 shares allocated to Mr. Styslinger under Regions’ Directors’ Deferred Stock Investment Plan; includes 2,334 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(15)	Includes 2,631 shares held by Ms. Bagby’s spouse and 606,910 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(16)	Includes 41,576 shares held for Mr. Edmonds in the Regions 401(k) plans, 5,358 shares of restricted stock and 434,813 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009; excludes 82,085 restricted stock units. Includes 16,443 shares pledged as collateral for a loan.

(17)	Includes 210,000 shares held by family partnerships and 447,764 shares issuable to Mr. Edwards upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(18)	Includes 46,620 shares of restricted stock and 77,700 shares issuable to Ms. Esteves upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

(19)	Includes 18,850 shares held for Mr. Wells in the Regions 401(k) plans, 5,358 shares of restricted stock and 173,565 shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009; excludes 82,769 restricted stock units.

(20)	Includes 132,338 shares issuable to Mr. Yother upon the exercise of stock options that are currently exercisable or exercisable within 60 days after February 17, 2009.

No change in control of Regions has occurred since January 1, 2008, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions which may at a later date result in such a change in control of Regions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Regions’ executive officers, Directors and persons who own more than 10% of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions’ stock with the SEC. Executive officers, Directors, and greater than 10% shareholders are required by SEC regulations to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2008 and written representation from the reporting persons, Regions believes that its executive officers and Directors filed all required reports on a timely basis.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2007 annual meeting of stockholders, the stockholders approved an amendment to Regions’ Amended and Restated Certificate of Incorporation that provides for the phased elimination of Regions’ classified Board of Directors. As a result, the Class I and Class II Directors who are standing for election at this meeting will be elected for one-year terms expiring at the annual meeting in 2010. The Class III directors elected at the 2007 annual meeting were elected for three-year terms expiring at the annual meeting in 2010. Beginning in 2010 all directors will be elected on an annual basis.

The Board has determined that following the annual meeting of stockholders the Board will consist of 14 members, with nine nominees to be elected as Directors of Class I or Class II at this annual meeting for a term of one year expiring at the next annual meeting of stockholders. The Board unanimously recommends the election of George W. Bryan, David J. Cooper, Sr., Earnest W. Deavenport, Jr., Don DeFosset, O.B. Grayson Hall, Jr., Charles D. McCrary, James R. Malone, Claude B. Nielsen and C. Dowd Ritter as Directors, to hold office for a term of one year expiring with the annual meeting of stockholders to be held in 2010, or until their successors are elected and qualified. Proxies will be voted FOR the nominees, unless otherwise directed. If any nominee is not available for election, in its discretion the Board may designate a substitute nominee. In that event the proxies will be voted for such substitute nominee. Regions does not anticipate that any substitute nominee or nominees will be required. The proxies will not be voted for more than nine nominees. The terms of five Directors in Class III will continue following the annual meeting.

Information about Regions Directors and Nominees

The following biographies show the age and principal occupations during the past five years of each of the Regions Directors whose term of office will continue after the annual meeting, the date the Director was first elected to the Board of Regions or its predecessors and the directorships they hold with corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934 or registered under the Investment Company Act of 1940.

NOMINEES FOR TERMS EXPIRING IN 2010

(CLASS I DIRECTORS)

David J. Cooper, Sr.

Mr. Cooper, 63, has been a Director since 2005. Mr. Cooper is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company.

Earnest W. Deavenport, Jr.

Mr. Deavenport, 70, has been a Director since 1999. He is the retired Chairman of the Board and Chief Executive Officer of Eastman Chemical Company, a manufacturer of plastic, chemical and fiber products, positions he held 1994-2002. Mr. Deavenport also serves as a director of King Pharmaceuticals, Inc. and Zep, Inc.

O. B. Grayson Hall, Jr.

Mr. Hall, 51, has been a Director since 2008. Since December, 2008 he has served as Vice Chairman and Head of the General Bank Group of Regions and Regions Bank. He was previously the Senior Executive Vice President, General Bank Group of Regions and Regions Bank and Senior Vice President and Lines of Business/Operations and Technology Group Head of AmSouth Bancorporation and AmSouth Bank. Mr. Hall also serves as a director of Zep, Inc.

Charles D. McCrary

Mr. McCrary, 57, has been a Director since 2001. He has served as the President and Chief Executive Officer of Alabama Power Company, a public utility, since 2001. He also serves as a director of Alabama Power Company and Protective Life Corporation.

(CLASS II DIRECTORS)

George W. Bryan

Mr. Bryan, 64, has been a Director since 1986. He is retired from Sara Lee Corporation, Food Division, a food processing and packaging company, where he served as Senior Vice President from 1983 to 2000. Mr. Bryan has been the Chief Executive Officer, Old Waverly Investments, LLC, a real estate firm, since 2001. He also serves as a director of Buckeye Technologies Inc.

Don DeFosset

Mr. DeFosset, 60, has been a Director since 2005. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc., a diversified company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing. He served as Chairman from March 2002 to September 2005, and as President and Chief Executive Officer from November 2000 to September 2005. He also serves as a director of Terex Corporation, EnPro Industries, Inc. and National Retail Properties.

James R. Malone

Mr. Malone, 66, has been a Director since 1994. He is the Founding and Managing Partner of Qorval LLC, a financial and business restructuring, consulting and investment banking firm. Mr. Malone also is a Founder and Partner in Boyne Capital Partners, LLC, a private equity investment firm. During 2008, Mr. Malone served as Chief Executive Officer of AHM Holdings Corp., an aviation maintenance, repair and overhaul company and previously served as Chairman, President and Chief Executive Officer of American Asphalt & Grading, an engineering, development and paving services company. From 2004 to 2006 he was Vice Chairman, Chairman, President and Chief Executive Officer of Brown Jordan International, Inc., a furniture manufacturer. In 2005, he also served as Chairman, President and Chief Executive Officer of Cenveo, a graphics communications company. From 1996 to 2004, he served as Chairman of the Board and Chief Executive Officer of HMI Industries, Inc., a producer of surface cleaners for residential and commercial use and other industrial manufactured products. Mr. Malone also serves as a director of Ametek, Inc. and was recently appointed Chair of the Board of Governors of Citizens Property Insurance Corporation, created by the Florida Legislature in 2002 as the state’s property insurer of last resort.

Claude B. Nielsen

Mr. Nielsen, 58, has been a Director since 1993. He has been the Chief Executive Officer of Coca-Cola Bottling Company United, Inc., a soft drink bottler, since 1991 and its Chairman since May 2003. Mr. Nielsen also serves as a director of Colonial Properties Trust.

C. Dowd Ritter

Mr. Ritter, 61, has been a Director since 1993. Since January 2008 he has served as Chairman, President and Chief Executive Officer of Regions and Regions Bank. From November 2006 through December 2007 he served as President and Chief Executive Officer of Regions and Regions Bank. From 1996 to November 2006 he was President and Chief Executive Officer of AmSouth Bancorporation and AmSouth Bank and was Chairman of AmSouth Bancorporation and AmSouth Bank from September 1996 to October 1999 and January 2001 to November 2006. Mr. Ritter also serves as a director of Alabama Power Company and Protective Life Corporation.

DIRECTORS WHOSE TERMS EXPIRE IN 2010 (CLASS III DIRECTORS)

Samuel W. Bartholomew, Jr.

Mr. Bartholomew, 64, has been a Director since 2001. From 1997 until July 2005 he was Chairman and Chief Executive Officer of Stokes Bartholomew Evans & Petree, P.A., a law firm. Since July 2005 he has served as Chairman Emeritus—Tennessee of Adams and Reese LLP law firm. Additionally, since January 2004 he has been the Clinical Professor of Business Law at Vanderbilt-Owen School of Management.

Susan W. Matlock

Ms. Matlock, 62, has been a Director since 2002. Currently she serves as President and CEO of Innovation Depot, Inc., an emerging business incubation center. Innovation Depot, Inc. was established in 2007 as the result of the combination of the University of Alabama at Birmingham’s biotech/life science incubation program and the mixed-use incubation program Entrepreneurial Center. Ms. Matlock was founding President of the Entrepreneurial Center and Executive Director of the University of Alabama at Birmingham’s program.

John E. Maupin, Jr.

Dr. Maupin, 62, has been a director since 2007. He has served as the President of Morehouse School of Medicine since 2006 and previously was the President of Meharry Medical College. Dr. Maupin also serves as a director for LifePoint Hospitals, Inc., the Variable Annuity Life Insurance Companies I and II, a mutual fund complex for American International Group, Inc., and HealthSouth Corporation.

John R. Roberts

Mr. Roberts, 67, has been a Director since 2001. He is the retired Managing Partner, Mid-South Region, of Arthur Andersen LLP, a certified public accounting firm, a position he held from 1993 to 1998. He served as Independent Consultant and Executive Director of Civic Progress, Inc., a nonprofit organization, from 2001 through 2006. Mr. Roberts also serves as a director of Energizer Holdings, Inc. and Centene Corporation.

Lee J. Styslinger III

Mr. Styslinger, 48, has been a Director since 2003 and serves as the Chief Executive Officer of Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets.

The Board of Directors

The full Board met six times during 2008. To assist it in carrying out its work, the Board has the following standing committees: Audit, Nominating and Corporate Governance, Compensation, and Risk. Regions’ Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters for each of Regions’ standing Board committees are available on Regions’ website at www.regions.com in the Corporate Governance section of Shareholder Information. Also, each of these items is available in print to any stockholder who requests it by writing to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203 or calling 205-581-7890.

Lead Director

In July 2008, the Board of Directors amended our Nominating and Corporate Governance Committee charter to provide that the Chairperson of the Nominating and Corporate Governance Committee shall also serve as the Lead Director for the Board. Mr. Deavenport is the current Chairperson of the Nominating and Corporate Governance Committee and the Lead Director.

Regions’ four Board committees meet regularly and as needed. Information about each committee follows.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which held four meetings during 2008, presently consists of Earnest W. Deavenport, chair, David J. Cooper, Sr. and Charles D. McCrary.

The role of the Committee is to propose nominees for the Regions’ Board of Directors including the current nominees for election at the annual meeting. The Committee also is responsible for reviewing, revising and maintaining the corporate governance policies and procedures of Regions, and for coordinating and overseeing the annual self-evaluation process of the Board and each committee. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

Risk Committee

The Risk Committee, which held five meetings during 2008, presently consists of James R. Malone, chair, Samuel W. Bartholomew, Jr. and John E. Maupin, Jr.

The role of the Committee is to assist the Board in overseeing, and receiving information regarding, Regions’ policies, procedures and practices relating to asset and liability management, and credit, market and operational risk.

Compensation Committee

The Compensation Committee, which held five meetings during 2008, presently consists of Claude B. Nielsen, chair, George W. Bryan, Earnest W. Deavenport, Jr., Susan W. Matlock and Lee J. Styslinger III. The members of the Committee are independent in accordance with the applicable director independence requirements of the New York Stock Exchange listing standards.

For a description of the organization and operation of the Compensation Committee, see the “Compensation Discussion and Analysis” section of this proxy statement.

Audit Committee

The Audit Committee, which held eight meetings in 2008, presently consists of John R. Roberts, chair, Don DeFosset, James R. Malone, Charles D. McCrary and Lee J. Styslinger III. Committee members satisfy the applicable independence requirements of the New York Stock Exchange listing standards, rules of the SEC and Regions’ Audit Committee Charter.

The principal duties of the Committee include engaging and monitoring the performance of Regions’ independent registered public accounting firm, reviewing with Regions’ independent public accounting firm the planning and results of the auditing engagement, reviewing the activities and recommendations of Regions’ internal auditors, reviewing the adequacy of internal accounting and financial reporting controls, reviewing Regions’ audited and unaudited financial reports and related public disclosures, and monitoring Regions’ compliance with legal and regulatory requirements. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting.

Audit Committee Financial Experts

The Board of Directors believes that the following members of the Audit Committee qualify as audit committee financial experts within the meaning of the rules of the SEC and have accounting or related financial management expertise under the rules of the New York Stock Exchange: Messrs. DeFosset, Malone, McCrary, Roberts and Styslinger. In addition, all Audit Committee members are financially literate, as required by New York Stock Exchange listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Accounting or Audit-Related Complaints

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of employee submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings. The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has effectively notified its employees that the procedures are in place and how to direct a complaint or submission. Any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chairman

c/o Office of General Counsel

1900 Fifth Avenue North

Birmingham, Alabama 35203

Director Nomination Process

The Nominating and Corporate Governance Committee is charged with identifying and reviewing individuals believed to be qualified to become board members for recommendation to the Board. The Committee will consider and assess candidates consistent with criteria established by the Board and set forth in Regions’ Corporate Governance Principles. The Committee will consider all pertinent issues and factors bearing on the qualifications of candidates in light of such criteria.

Regions’ Corporate Governance Principles affirm that the Board seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management regardless of gender or race.

Regions’ By-laws provide that a stockholder may nominate a candidate for Director and establish the procedures and requirements for such a nomination. In general, a stockholder must submit to Regions’ corporate secretary a notice of the nomination not less than 120 days prior to the anniversary of the date of the previous year’s proxy statement. The notice must be accompanied by all information relating to each nominee that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected.

It is the current policy and practice of the Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in Regions’ By-laws as described above.

All of the nominees for Directors being voted upon at the annual meeting are Directors standing for re-election except for Mr. Hall who was elected by the Board of Directors in December 2008, subsequent to the 2008 annual meeting of stockholders.

Director Attendance

In 2008, all incumbent Directors attended at least 75% of the aggregate of the meetings held by the Board and by Committees of which they were members.

Director Attendance at the Annual Meeting

It is Regions’ policy that Directors attend the annual meeting of stockholders. All Directors except Harry W. Witt, who was not standing for re-election, attended Regions’ 2008 annual meeting.

Meetings of Nonmanagement Directors

Regions’ nonmanagement Directors met five times in 2008 in executive session without any management Directors present. The chair of the Nominating and Corporate Governance Committee presided over these executive sessions and also presides over periodic meetings of the independent Directors in executive session.

Director Independence

The Board has established categorical standards of director independence to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationship with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth in Appendix A to this proxy statement.

The Board has reviewed the relationships between Directors and Regions in light of the applicable independence standards of the New York Stock Exchange and the categorical standards. The purpose of the review was to determine whether any Director, either directly or indirectly, has a material relationship with Regions that would preclude the Director from being independent. As a result of the review, the Board has affirmatively determined that each Director is an independent director, other than C. Dowd Ritter and O.B. Grayson Hall, Jr., who are executive officers of Regions and Samuel W. Bartholomew, Jr., who is a partner in the law firm of Adams and Reese LLP, which Regions engages for the performance of legal services and proposes to engage in the future.

The Directors named as follows have been determined by the Board to be independent:

George W. Bryan	Susan W. Matlock

David J. Cooper, Sr.	John E. Maupin, Jr.

Earnest W. Deavenport, Jr.	Charles D. McCrary

Don DeFosset	Claude B. Nielsen

James R. Malone	John R. Roberts

Lee J. Styslinger III

Of the former Directors who served during any part of 2008, Martha R. Ingram, Jorge M. Perez and Harry W. Witt were deemed independent. Former director Spence L. Wilson was not independent.

In the process and at the time of evaluating the independence of Directors, the Board considered all relevant transactions, relationships and arrangements. Specifically, the Board considered transactions and relationships of the following categories or types:

•

All of the Directors, either individually or through an affiliated entity, having a customer relationship with Regions, such as a deposit, brokerage, trust or other financial services relationships in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•

Directors Bryan, Cooper, Deavenport, Malone, Matlock, Maupin, McCrary, Nielsen, Roberts and Styslinger, either individually or through an affiliated entity, having bank loans from Regions on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions to unrelated persons, and involving no more than the normal risk of collectibility and no other unfavorable features.

•

Directors Bryan, Cooper, Malone, Matlock, Maupin, McCrary, Nielsen, Roberts and Styslinger serving in a leadership position with a charitable organization to which Regions made charitable contributions of less than the greater of $1,000,000 or 2% of such organization’s consolidated gross revenues in any of 2006, 2007 or 2008.

•

Mr. Cooper’s nephew serving on Regions’ local advisory board in Mobile, Alabama, one son-in-law being a nonexecutive employee of Morgan Keegan & Company, Inc., and another son-in-law being a non-executive employee of Regions Bank in the private banking area during a portion of 2008.

•	Until May 2006, Ms. Matlock having served on Regions’ local advisory board in Birmingham, Alabama.

•	Mr. Nielsen’s son being a nonexecutive employee of Regions Bank in the capacity of branch manager.

In each case the Board concluded, in light of the applicable independence standards of the New York Stock Exchange and the categorical standards, that the transaction or relationship does not rise to the level such that it could reasonably be deemed to impair the Director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a Director.

Review, Approval or Ratification of Transactions with Related Persons

The Board adopted a written policy known as the “Related Persons Transaction Policy”. This policy provides a mechanism for the identification, evaluation, and approval or disapproval of significant transactions involving Regions and persons related to Regions as described below.

For purposes of the policy, a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any related person had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, Director nominees and executive officers, their immediate family members, and entities in which any of the foregoing persons is a partner, principal or 5% or greater beneficial owner. Certain types of transactions are excluded from the category of related persons transactions and are not subject to the policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer will provide to the corporate secretary and periodically update the identification of his or her immediate family members and additional information elicited for administration of the policy. The corporate secretary will maintain a master list of related persons, and distribute it to the heads of various units within Regions and to the areas of accounts payable and accounts receivable, who will use the information to identify potential related person transactions and to effectuate the policy.

Any related person transaction will be subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the corporate secretary notice of the facts and circumstances of the transaction, including (1) the related person’s relationship to Regions and the person’s interest in the transaction; (2) the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss; (3) the purpose of, and the benefits to Regions of the potential transaction; (4) if applicable, the availability of other sources of comparable products or services; (5) an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to employees generally; and (6) an assessment of whether the potential related person transaction is consistent with the code of business conduct.

The corporate secretary and general counsel will assess whether the transaction is subject to the policy. If it is determined that the transaction is a related person transaction, it will be submitted to the Nominating and Corporate Governance Committee for consideration at the next Committee meeting or, if it is not practicable to wait until the next Committee meeting, to the Committee’s chairman for prompt consideration.

The Committee, or the chairman, will consider the relevant facts and circumstances of the related party transaction, including but not limited to: (1) the benefits to Regions; (2) the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a

Director is a partner, stockholder or executive officer; (3) the availability of other sources for comparable products or services; (4) the terms of the transaction; (5) the terms available to unrelated third parties or to employees generally; and (6) whether the potential related person transaction is consistent with the Code of Business Conduct and Ethics. Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The Committee, or the chairman, is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Business Conduct and Ethics, as the Committee or the chairman determines in good faith. Other related person transactions should be disapproved by the Committee, or the chairman, and should not be entered into or continued by Regions. The Committee or chairman will report the decision to the corporate secretary, who will report the decision to the appropriate Regions personnel.

The policy also grants the Committee the authority to address situations in which a related person transaction subject to the policy is initiated and is disapproved.

The Committee will annually review and consider any previously approved or ratified related persons transaction that remains ongoing.

Communications between Stockholders and Other Interested Parties and the Board

The Board has adopted Corporate Governance Principles that address key governance matters of importance, such as director qualifications and responsibilities, Board committees, Board operations and Director compensation. The Corporate Governance Principles include a mechanism for stockholders or other interested parties to communicate with the Directors. In particular, any interested party who desires to communicate with nonmanagement Directors of Regions may do so by directing the communication to Regions at the following address:

Regions Financial Corporation

“Director Communication”

c/o Office of General Counsel

1900 Fifth Avenue North

Birmingham, Alabama 35203

If confidential treatment is desired, the envelope should be marked “Confidential Nonmanagement Director Communication.”

Code of Ethics for Senior Financial Officers

The Board has adopted a Code of Ethics for Senior Financial Officers that applies to Regions’ chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Shareholder Information. Regions intends to disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s Directors, employees and others including our chief executive officer, chief financial officer, principal accounting officer and controller. It may be found on Regions’ website (www.regions.com) in the Corporate Governance section of Shareholder Information.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2008 were:

Claude B. Nielsen, chairman

George W. Bryan

Earnest W. Deavenport, Jr.

Martha R. Ingram

Susan W. Matlock

Lee J. Styslinger III

There are no relationships that would create a compensation committee interlock as defined under applicable SEC regulations.

Other Transactions

Directors and officers of Regions and their associates were customers of, and had transactions with, Regions or our subsidiaries in the ordinary course of business during 2008; additional transactions may be expected to take place in the ordinary course of business. Included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Regions retained during 2008, and proposes to retain in the future, the law firm of Adams and Reese LLP, of which Director Samuel W. Bartholomew, Jr. is a partner. During 2008, Regions or its subsidiaries paid legal fees to such firm in the approximate amount of $2,689,800. The dollar value of Mr. Bartholomew’s interest in the transaction was approximately $19,000.

Director James R. Malone is and has been a principal of financial and business restructuring and consulting firms. Through his association with these firms, Mr. Malone has occasionally served as an executive officer of companies that retain the firm to assist in their financial restructuring, and as part of the restructuring strategy some of these companies file for bankruptcy. Regions does not believe that Mr. Malone’s service as an executive officer with such companies, which arises solely because of his affiliation with the consulting firms, is material to an evaluation of the ability or integrity of Mr. Malone to serve as a Director of Regions.

William D. Ritter, son of Chairman, President and Chief Executive Officer C. Dowd Ritter, has been employed by Regions since June 1993. In 2008, Mr. Ritter had a base salary of $275,000. He was also eligible for an annual performance-based cash incentive which at target would have been 70% of base salary for the year. He actually earned a performance-based cash incentive for 2008 of approximately 43% of base pay. In early 2009, Mr. Ritter was promoted to Regional President of the Central Region of Regions Bank. The Central Region is the largest of the five regions of the Company with annual revenue in 2008 of $1.3 billion. Commensurate with his new position, Mr. Ritter’s current base salary is $350,000 and is below the base salary of other Regional Presidents responsible for similarly sized regions of the Company. He is also eligible for an annual performance based cash incentive which at target payout levels would be equal to 90% of base salary. The annual cash incentive is dependent upon successful execution of annual performance goals and can range from zero to two times target. Mr. Ritter is also eligible for an annual grant of equity compensation from the Company. Annual grants for 2009 were not determined before the Record Date for the mailing of this proxy statement. His 2008 equity grant had a value of approximately $350,000.

Lorie Rupp, spouse of executive officer David H. Rupp, has been employed in the Finance Division of Regions since September 2008. Mrs. Rupp is a non-executive employee with an officer title of senior vice president. Her current annual cash compensation is projected to be approximately $240,000 to $270,000.

Irene M. Esteves joined Regions as Chief Financial Officer in 2008 and relocated to Birmingham, Alabama. In connection with her relocation, Ms. Esteves received relocation benefits under Regions’ relocation program for executive officers as described on page 33 of this proxy statement. Under the relocation program, Regions purchased Ms. Esteves’ home at the then fair market value.

AUDIT COMMITTEE REPORT

Regions’ audited financial statements at and for the three-year period ended December 31, 2008, are included in Regions’ Annual Report on Form 10-K for the 2008 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee approved including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by the Audit Committee:

John R. Roberts, Chairman

Don DeFosset

James R. Malone

Charles D. McCrary

Lee J. Styslinger III

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The compensation of our senior executives for 2008 reflect the extraordinary conditions that significantly impacted Regions’ financial performance and share price for the year.

For 2008 annual bonuses, we determined that these conditions should be reflected in executive compensation on a graduated basis. Our Chief Executive Officer (“CEO”) has volunteered to receive no cash bonus this year, and we accepted his recommendation. For our other executives, as we more fully describe on pages 26 through 30 of this proxy statement, we have determined to reduce cash awards from the levels that would have been provided by the applicable formulas, with each other continuing executive receiving only slightly more than half of his or her target bonus. Our 2008 annual bonus decisions are summarized as follows:

2008 Annual Cash Incentive Summary

NAME	Annual Cash Incentive Target	Percent of Target	Annual Cash Incentive Paid

Mr. C. Dowd Ritter, CEO	$1,691,500	0%	$0

Ms. Irene M. Esteves, CFO	N/A	N/A	$1,000,000	(1)

Mr. O.B. Grayson Hall, Jr., Sr. EVP	$877,500	56.4%	$494,910

Mr. David B. Edmonds, Sr. EVP	$427,500	56.4%	$241,110

Mr. William C. Wells, II, Sr. EVP	$450,000	56.4%	$253,800

Mr. Alton E. Yother, former CFO	$600,000	N/A	$0

Ms. Candice W. Bagby, former Sr. EVP	$666,000	N/A	$0

Mr. G. Douglas Edwards, former CEO of Morgan Keegan	N/A	N/A	$0

(1)	Guaranteed annual bonus paid in accordance with Ms. Esteves’ offer letter, as described on page 34 of this proxy statement.

We also reviewed the design and operation of our long-term awards during 2008. Executives did not earn the performance cash award for the 2007-2008 performance period, which was 25% of the grant of long-term compensation in 2007 and would have been paid at the end of 2008 had performance measures been met. In addition, it is highly unlikely that executives will earn the performance cash grant for the 2008-2009 performance period, which was also 25% of the total long-term grant for 2008 and is described on pages 30 through 32 of this proxy statement. Similarly, all outstanding stock option awards, including the awards granted in 2008, currently have no intrinsic value.

The design and operation of our long-term awards is not well reflected in the Summary Compensation Table that follows this Compensation Discussion and Analysis (“CDA”). This results primarily from the fact that equity awards are reflected in the table on the basis of the fair value on the date of grant and allocated to relevant years based on the accounting expense that Regions recognizes. The following table illustrates how our long-term incentive compensation program and culture of share ownership works to align senior executives with shareholders. The following table shows the value (or projected value) of long-term incentive awards based on our closing share price on December 31, 2008 ($7.96) for our named executive officers who were still employed as of that date.

Impact of Stock Price Decline on Value of Equity-Based Awards

	Performance Cash		Options		Restricted Stock Units
			Option Value from 2008 Summary Compensation Table v. In-the-Money Value as of 12/31/2008		Value Lost During 2008
Name	2007- 2008 Earned	Expected Value 2008- 2009	Summary Compensation Table Option Value	In-the-Money Value of Options as of December 31, 2008	2008 RSU Grant	All Outstanding RSUs

C. Dowd Ritter	$0	$0	$1,992,251	$0	$(318,590.22)	$(7,216,082.04)
Irene M. Esteves(1)	$0	$0	$135,781	$0	$(628,903.80)	$(628,903.80)
O.B. Grayson Hall Jr.	$0	$0	$343,424	$0	—	$(2,523,610.98)
David B. Edmonds	$0	$0	$523,709	$0	—	$(1,371,980.67)
William C. Wells	$0	$0	$171,713	$0	$(1,268,021.08)	$(1,382,712.63)

(1)	Irene Esteves’ outstanding RSUs were measured against the Regions stock price on the April 1, 2008 grant date rather than on December 31, 2007 because Ms. Esteves was not a Regions employee on December 31, 2007.

As a result of the reduction in 2008 annual bonus and the operation of long-term plans, the Compensation Committee of the Regions’ Board of Directors (the “Compensation Committee” or the “Committee”) determined to award additional equity opportunities in 2009 to our senior management to provide them with the opportunity to benefit appropriately from our long-term performance. Although these awards do not form a part of 2008 compensation, these opportunities are detailed below.

TARP Compensation Standards

On November 14, 2008, Regions became a participant in the UST’s Troubled Asset Relief Program (“TARP”)/Capital Purchase Program. As a result, we are required to comply with a number of executive compensation standards during the period of time in which the UST holds an equity position in Regions.

Initially, there were four standards, which applied to our CEO, Chief Financial Officer (“CFO”) and the three next highest paid executive officers (our “senior executive officers”). These standards were in effect as of the end of 2008 and consisted of the following:

•	Limit on severance. We were required to limit payments on any senior executive officer’s involuntary separation by reference to his or her historic compensation.

•

Clawback. We are required to be able to recover bonuses, retention awards and incentive compensation paid to senior executive officers if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

No unnecessary and excessive risk. Our Compensation Committee was required to review our senior executive officer compensation programs with our senior risk officers and certify that the Company has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary and excessive risks that threaten our value. The Committee’s certification relating to this review is contained in the Compensation Committee Report that follows this CD&A.

•	Limited deductible compensation. We are prohibited from taking a tax deduction for annual compensation over $500,000.

Each of our current executive officers has agreed that their separation entitlements and bonuses, retention awards and other incentive compensation will comply with these standards.

On February 17, 2009, the America Reinvestment and Recovery Act of 2009 (“ARRA”) required the UST to enact additional compensation standards. These standards will extend beyond our senior executive officers and apply to up to the 20 next most highly-compensated employees. Under ARRA, the compensation standards are required to include the following:

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Prohibition on severance. The ARRA standards will prohibit severance payments to our senior executive officers and the next five most highly-compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation. The ARRA standards will prevent us from paying or accruing any bonus, retention award or incentive compensation to any senior executive officer or any of the next 20 most highly-compensated employees subject to certain exemptions. The exceptions are limited, although we will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period Regions participates in TARP.

•	Stricter clawback. The ARRA standards will extend this recovery requirement to the next 20 most highly compensated employees in addition to the senior executive officers.

•

Prohibition on compensation plans that “encourage” earnings manipulation. ARRA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees.

At this time, the compensation standards under ARRA have not yet been developed. However, we expect that the standards will require a substantial alteration to our compensation program. The impact of ARRA on the retention of our existing, and recruitment of future, senior officers cannot be assessed at this time.

Objectives and Design of Regions’ Compensation Program

Regions’ primary strategic objective is to optimize long-term stockholder value through sustainable and profitable growth, while focusing on superior customer retention and development. In order to achieve this goal, we believe it is imperative that we attract and retain individuals with outstanding talent, expertise and leadership abilities. To this end, the objectives of the executive compensation program are to:

•	Reward current performance and motivate to ensure future performance, placing the majority of our emphasis on performance-based compensation rather than fixed pay and/or entitlements;

•	Make senior leadership feel like owners and align their long-term interests with those of stockholders;

•

Maintain a position of internal equity with executive benefits programs that are comparable to those of other key associates (perquisites should be used only where supported by a clear business rationale); and

•	Remain competitive as compared to Regions’ peer group.

Our compensation and benefit programs operate under the guidance and oversight of the Compensation Committee. The Compensation Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available at www.regions.com under Shareholder Information/Corporate Governance/Committee Charters.

To support our stated objectives, our current executive compensation program is built upon a framework that includes the following components:

•	Base Salary

•	Annual Cash Incentive Compensation

•	Long-Term Stock-Based and Cash-Based Incentive Compensation

•	Other Benefits and Perquisites

•	Change-in-Control and other agreements and Post-Termination Pay

Each of these components is discussed in detail below. We expect, however, that these components will change as a result of the adoption of ARRA.

Base Salary

Base salary ranges have been currently designed so that this fixed component of pay makes up less than one-third of the total target compensation package contemplated for the performance levels we expect. We generally target base salary for a range around the 50th percentile level of peer and other nation-wide financial institution comparisons.

With the exception of Ms. Esteves, who was hired during 2008, named executive officers’ base salaries for 2008 were reviewed by the Compensation Committee at the beginning of the year. All of the named executive officers, other than Mr. Ritter and Ms. Esteves, received a base salary increase at the beginning of 2008. In making decisions regarding base salaries, the Compensation Committee at the time reviewed individual performance assessments and recommendations from our Chief Executive Officer, as well as peer group comparisons from survey data for other financial services companies as prepared by its independent compensation consultant. In addition, the Compensation Committee factors in an inherently subjective assessment of the comparative contributions of the executive personnel to Regions’ continued financial and operating success in making decisions. The application of this subjective assessment for 2008 resulted in some named executive officers receiving base salaries that are in excess of the 50th percentile.

C. Dowd Ritter—Mr. Ritter’s base salary was not changed from $995,000 for 2008 and has remained at this level for a number of years. The Compensation Committee’s decision to leave Mr. Ritter’s base salary at the same level was due in part to the competitive analysis, in part due to tax deductibility of compensation under Internal Revenue Code (“IRC”) Section 162(m) (before application of the reduced deductibility limit under TARP), and in part on the Committee’s belief that most of Mr. Ritter’s compensation should be performance-based and driven by the success of the Company.

Irene M. Esteves—Ms. Esteves was recruited in April of 2008 from one of Regions chief competitors to assume the role of Chief Financial Officer for the Company upon the simultaneous retirement of Alton E. Yother. As a result of the extensive experience and the assessment of her potential contribution level to the organization in the role of Chief Financial Officer, the CEO recommended and the Committee approved a base salary rate of $575,000 annually. Because Ms. Esteves was not with the Company for the entire year, this resulted in total actual base compensation of $431,250 for the year.

O.B. Grayson Hall Jr.—Mr. Hall, a Senior Executive Vice President of the Company in 2008, is responsible for execution of all of the Company’s business plans throughout the 16 state footprint of the organization as the Head of the General Banking Group and leads the Company’s Operations and Technology division. During 2008, Mr. Hall also became responsible for the operations of Regions Insurance Group and Morgan Keegan, the investment banking and brokerage subsidiary of the Company, upon Mr. Edwards’ retirement in the first quarter of the year. Due primarily to these increased responsibilities and Mr. Hall’s successful management of these portions of the Company’s business, Mr. Ritter recommended to the Committee a base salary increase that the Committee agreed to, which increased Mr. Hall’s base salary to $675,000 effective January 1, 2008.

David B. Edmonds—Mr. Edmonds manages multiple operating functions of the Company, including serving as the Company’s Chief Human Resource Officer. For 2008, after reviewing competitive information for each of these functions as well as evaluating the importance of Mr. Edmond’s role and his contributions to the leadership strategy and team at Regions, Mr. Ritter recommended, and the Committee approved, a base salary of $475,000 for Mr. Edmonds.

William C. Wells—As the Chief Risk Officer for Regions, Mr. Wells has been with the Company since 2005. At the beginning of 2008, Mr. Ritter recommended to the Committee, and the Committee approved, a base salary of $500,000 for Mr. Wells. In making this recommendation, Mr. Ritter considered the competitive information provided by the independent compensation consultant relating to similar positions at competitors, Mr. Well’s contributions to the Company following its merger with AmSouth, and the increasing importance of the risk management function to Regions.

Alton E. Yother—Mr. Yother served as the Company’s CFO from the second quarter of 2007 until his retirement in March of 2008. Primarily in recognition of the significantly increased size of the organization after the Company’s merger with AmSouth and the complexities of a more diverse and complicated business model, Mr. Yother’s 2008 base salary level was set at $500,000 annually effective January 1, 2008. Mr. Yother elected to retire from the Company under the terms of his Change-in-Control Agreement with the Company as of March 31, 2008. The base salary of $166,667 as reported in the Summary Compensation Table that begins on page 39 of this proxy takes into account Mr. Yother’s retirement during the year.

Candice W. Bagby—Ms. Bagby began 2008 as a Senior Executive Vice President of the Company and Head of Consumer Services. In this role, Ms. Bagby was responsible for all retail banking strategies, product lines and activities for the Company. Ms. Bagby was granted a base salary increase that brought her annual base salary level to $555,000 for the year. Ms. Bagby elected to retire from the Company in mid-2008 under the terms of her Change-in-Control Agreement. The amount of $323,750 as reported in the Summary Compensation Table takes into account Ms. Bagby’s retirement during the year.

G. Douglas Edwards—Mr. Edwards began 2008 as the Chief Executive Officer of Morgan Keegan and also served on the executive policy making committee for Regions. It is the Company’s policy to provide the majority of the cash compensation for the CEO of Morgan Keegan in the form of performance-based incentive compensation based on the financial success of Morgan Keegan. Accordingly, Mr. Edward’s base pay was not increased and remained at $130,000 for 2008. Mr. Edwards left the Company at the end of the first quarter of 2008, and therefore, the base salary amount of $47,721 as reported in the Summary Compensation Table reflects Mr. Edward’s departure from the Company at that time.

Annual Cash Incentive Compensation

To support our pre-ARRA philosophy of emphasizing variable and performance-based compensation, we provide our executives with the opportunity to earn performance-based annual cash incentives that we generally intend to be as or more significant than base salary in determining the total compensation received by our top executives, assuming the performance of these executives is at expected levels of achievement.

Annual cash incentives are generally provided under one of two incentive plans adopted by the Company: (i) the Executive Bonus Plan and (ii) the Management Incentive Plan. The Regions Executive Bonus Plan is intended to provide for compensation that qualifies as “performance-based” compensation under IRC

Section 162(m), and as such requires the Company to set goals and objectives based on one or more of several corporate performance metrics specified in the plan. See pages 37 and 38 of this proxy statement for a discussion of our policy on tax deductibility under Section IRC 162(m). The Management Incentive Plan is a broader-based annual incentive plan that allows the Company to reward executive and other key officers of the Company (other than the CEO) based on more individualized and qualitative goals that are also set at the beginning of each year. Although the Committee considers this plan to be performance-based, the plan does not qualify as “performance-based” compensation for tax purposes under Section 162(m) of the IRC. While these two plans are intended to be the primary means of providing annual cash incentives to executive officers, the Committee has reserved the right to pay executives bonus compensation outside of either plan if members of the Committee, in their sole discretion, determine it to be appropriate and in the best interests of stockholders in furthering the success of the Company.

Effect of ARRA. ARRA directs the Treasury to adopt compensation standards that include a prohibition on bonuses and incentives other than certain restricted stock. As a result, once established, these new compensation standards may preclude any payment of annual incentive compensation and other short-term incentives to our senior executive officers and any of the next 20 most highly-compensated employees until Regions no longer participates in the TARP. Accordingly, our 2009 annual incentive program, if any, will likely be substantially different from the 2008 program.

2008 Target Annual Incentive Levels. At the beginning of 2008, the Committee established target annual incentive opportunities for our executive officers (other than Mr. Edwards and Ms. Esteves) based on recommendations from the CEO and the Committee’s independent compensation consultant. The 2008 target opportunities were expressed as a percentage of base pay. In making this determination, the Committee considered prevailing market practice within the financial services industry, as well as administrative and communications issues surrounding the bonus plan. The target award percentages were set to be generally comparable to the 50th percentile of annual incentive compensation opportunities provided to similarly situated executives of peer institutions. The Committee generally believes it is important to measure the performance of executives, other than the CEO, in part based on overall corporate performance goals as provided for under the Executive Bonus Plan and in part based on each executive’s individual performance. Accordingly, the Committee designated that 50% of the total 2008 annual incentive opportunity for executives (other than Mr. Ritter, Ms. Esteves, and Mr. Edwards) would be derived based on individual goals for the executive as set by the CEO at the beginning of the year and 50% based on the achievement of corporate goals. The following table sets forth the 2008 target annual incentive opportunity as a percentage of base pay for each named executive officer under each of the annual incentive plans established for measuring the performance of the Company and executive officers for the year:

2008 Target Annual Incentive Opportunity

NAME	Executive Bonus Plan Target		Management Incentive Plan Target		Total Incentive Target

Mr. Ritter	170%		N/	A	170%

Ms. Esteves	N/	A	N/	A	N/	A

Mr. Hall	65%		65%		130%

Mr. Edmonds	45%		45%		90%

Mr. Wells	45%		45%		90%

Mr. Yother	60%		60%		120%

Ms. Bagby	60%		60%		120%

Mr. Edwards	N/	A	N/	A	N/	A

2008 Performance Goals for the Executive Bonus Plan. The performance goals for 2008 for the Executive Bonus Plan were established by the Committee in early 2008. Goals were quantitative in nature and were weighted in accordance with their overall importance. In making its determination on goals, the Committee reviewed with Mr. Ritter the business plan for the Company for the coming year, and discussed in detail those factors most important to the future success of the Company. More specifically, 2008 corporate performance goals included goals in the areas of earnings per share (“EPS”) (weighted 30%) and return on tangible equity (weighted 30%), both of which are measured based on continuing operations and were calculated excluding merger costs. These goals were chosen because of our belief that these two operating goals are two of the most important internal financial metrics that will influence future stockholder value. A third goal established was a goal related to merger cost savings (weighted 30%). Quickly achieving and recognizing cost savings following our merger with AmSouth is important to the Company in order to reach long-term efficiency goals. The Committee believes that achieving these goals before the end of 2008 was important enough that they should be emphasized as a critical focus for executives. Finally, a fourth goal based on a more qualitative evaluation by the Committee of the success of the senior leadership in leading the organization was established and received a weight of 10%. The following table describes the levels of performance that were required to be achieved in order to receive a threshold, target and maximum award for each performance goal under the Executive Bonus Plan and the level actually achieved:

2008 Executive Bonus Plan Performance Goals

Performance Goal	Threshold (payout at 50% of target)		Target (payout at 100% of target)	Maximum (payout at 200% of target)	Achieved*	Calculated Results
Diluted EPS*	>	$2.10	$2.25	$2.65	Did not achieve	30% x 0 = 0%

Return on tangible equity (ROTE)*	>	19%	20.25%	24%	Did not achieve	30% x 0 = 0%

Cumulative Merger cost savings (in thousands)	>	$400,000	$500,000	$750,000	$714,000	30% x 1.88 = 56.4%

Success on business plan execution	Did not achieve		Achieved Results	Exceeded Results	Achieved Results	10% x 1 = 10%

						Total = 66.4%

*	Diluted EPS and return on tangible equity are from continuing operations, excluding merger charges, and are based on non-GAAP information which is described in our 2008 Annual Report on Form 10-K.

Determination of 2008 Annual Incentive Compensation Payments. In February 2009, the Compensation Committee reviewed the market conditions in 2008 and the operation of its annual incentive compensation plans. The Compensation Committee determined to award in cash only the compensation expressly provided for under the merger cost savings performance goal under the plan, with no adjustment to the plan formulas and with no credit for business plan execution. As a result, due to the achievement level of the merger cost savings goal, the cash payout under that plan was based at 56.4% of target. The Committee determined to pay the portion of the annual incentive related to the qualitative success on business plan execution goal at target in the form of performance-vested restricted stock.

For executives other than Mr. Ritter and Mr. Edwards, the Executive Bonus Plan provides only one-half of the incentive opportunity and the other half is provided under the Management Incentive Plan based on individual goals. Mr. Ritter reviewed with the Committee his assessment of the achievement of performance goals by each of the other executive officers, and recommended target payout levels for each. The Compensation

Committee determined that, notwithstanding this assessment, the result under the Management Incentive Plan to be paid in cash would not exceed the 56.4% of target. As a result, the maximum annual cash incentive payment for any of our senior executives under both plans was 56.4% of target.

Mr. Ritter—Mr. Ritter volunteered not to receive a cash payment under the 2008 annual cash incentive plan. If the Compensation Committee had applied the performance goals described above, Mr. Ritter would have been eligible to receive a 2008 annual incentive payment of $1,123,156 (66.4% of target). In recognition of Mr. Ritter’s action, the Compensation Committee awarded Mr. Ritter a grant of 323,676 shares of restricted stock as part of its 2009 long-term incentive process. The Committee determined the number of shares to grant by dividing the incentive amount by the average closing price of Regions stock over the 21 trading days prior to the grant date. Based on the closing price of Regions common stock on the grant date of February 24, 2009, (which was lower than the 21-day average) this grant had a fair value of $1,064,894.

The restricted stock grant will vest in the fourth year after grant based on the achievement of the following performance hurdles: (i)  1/3 of the award will vest if the average share price over a 90-day period in the fourth year after grant has increased 25% from the share price on the date of grant, (ii)  1/3 will vest if the average share price has increased 33% over a 90-day period in the fourth year, and (iii)  1/3 will vest if the average share price has increased 50% over a 90-day period in the fourth year.

Ms. Esteves—Upon her hire in early 2008, the Compensation Committee approved a pay package for Ms. Esteves that included a guaranteed cash payment of $1,000,000 for 2008 to be paid in lieu of any performance based annual incentive payment. In accordance with that pay package, Ms. Esteves received the $1,000,000 payment.

Messrs. Hall, Edmonds and Wells—Based on the preceding, the Compensation Committee awarded Messrs. Hall, Edmonds and Wells 2008 annual cash incentives equal to $494,910, $241,110 and $253,800 (in each case, based on 56.4% of target). Based on the recommendation of our Chief Executive Officer, the Committee determined to acknowledge the individual performance of each executive during 2008 through an additional grant of restricted stock as part of its 2009 long-term incentive process in the form of 67,772, 33,017 and 34,755 shares of restricted stock, respectively. Based on the closing price of Regions common stock on February 24, 2009, these grants had a fair value $222,970, $108,626 and $114,344 respectively. Each of these restricted stock grants were determined and will vest on the same basis as those described for Mr. Ritter.

Mr. Yother—Mr. Yother left the Company at the end of the first quarter of 2008 under the terms and conditions of his Change-in-Control Agreement with the Company. The Change-in-Control Agreement provided for severance benefits for Mr. Yother that included a payment in lieu of any performance-based incentive payment for the year. Therefore, Mr. Yother did not receive an annual incentive payment for 2008 under the Company’s incentive plans. Severance benefits paid to Mr. Yother, including a payment in lieu of incentives for the year, are reported in the All Other Compensation column of the Summary Compensation Table on page 39 of this proxy statement.

Ms. Bagby—Ms. Bagby left the Company in July 2008 under the terms and conditions of her Change-in-Control Agreement with the Company. The Change-in-Control Agreement provided for severance benefits for Ms. Bagby that included a payment in lieu of any performance-based incentive payment for the year. Therefore, Ms. Bagby did not receive an annual incentive payment for 2008 under the Company’s incentive plans. Severance benefits paid to Ms. Bagby, including a payment in lieu of incentives for the year, are reported in the All Other Compensation column of the Summary Compensation Table on page 39 of this proxy statement.

Mr. Edwards—Mr. Edwards left the Company at the end of the first quarter of 2008 under the terms and conditions of his Employment Agreement with the Company. As the Chief Executive Officer of Morgan Keegan, Mr. Edwards retained some longstanding relationships with customers and received commission earnings from the results of directly servicing those customers as well as a payment of Mr. Edwards’ share of fees related to his service as a member of the advisory committee for two proprietary equity funds. The total amount of commission earnings and fees received by Mr. Edwards for the year was $65,201 and is reported in the Non-Equity Incentive Compensation column of the Summary Compensation Table on page 39 of this proxy statement. In addition to the base salary and commissions received by Mr. Edward’s prior to leaving the Company, his Employment Agreement also provided for severance benefits for Mr. Edwards that included a payment in lieu of any performance-based incentive payment for the year. Therefore, Mr. Edwards did not receive an annual incentive payment for 2008 under the Company’s incentive plans. Severance benefits paid to Mr. Edwards, including a payment in lieu of incentives for the year, are reported in the All Other Compensation column of the Summary Compensation Table on page 39 of this proxy statement.

Long-Term Incentive Compensation

It has been an important part of the Committee’s compensation objectives to align the interests of Company executives and other key employees with stockholders. That objective was primarily achieved through the grant of equity-based compensation. Regions has historically used a variety of long-term stock-based awards, including stock options and both performance-based and service-vested restricted stock and restricted stock units.

In addition, the Committee believes that from time to time, it is important to emphasize other long-term goals of the Company that may not be directly tied to stock price appreciation, but may still be critical operating measures for the Company. Measures such as earnings per share, return on tangible equity and return on assets, for example, may not immediately and directly affect our stock price, but the achievement of these established goals should have a meaningful and positive impact on future stockholder value. Therefore, we have also granted cash-based long-term incentive awards to our executive officers that will reward multi-year performance based on the sustained achievement of these financial goals.

2008 Long-Term Incentive Awards. In the first quarter of 2008, the Company made its annual grants of long-term awards in the form of service-vested options, service-vested restricted stock and performance-vested cash. In establishing these awards for 2008, the Compensation Committee consulted with its independent compensation consultant and reviewed the recommended individual awards, considering the market competitive data and the scope of accountability, financial goals and anticipated performance requirements and contributions expected of the participants. After consultation and review of the competitive market data, the Committee chose to make grants to executives that were not differentiated based on individual performance but that represented market competitive grants when compared to the 50th percentile of similarly situated executives based on survey data of the financial services industry, including specific information from our peer group. The Committee divided the value of the grant into three different portions as described below.

Service-Vested Stock Options. The Committee granted 50% of the value of the award in the form of stock options with a three-year ratable vesting period and a ten-year life. The Committee determined to allocate half of the long-term award in the form of stock options, because it believes that of the different types of equity-based awards, stock options most closely tie executive and stockholder interests for sustained increases in the value of the Company’s common stock. An executive will only receive value from the grant of a stock option if the price of a share of stock increases in value from the value on the date of the grant.

Performance-Vested Cash-Based Award. The Committee granted 25% of the value of the award in the form of performance-vested, cash-based long-term awards, where the ultimate value of the cash award is tied to attainment of specific internal operating financial measures of the Company rather than stock price. The Committee established a two-year performance period and selected a cumulative diluted EPS goal (from continuing operations and excluding merger costs) as the sole goal used to measure performance. The cash performance unit grant requires the Company to achieve a goal for the two-year period of diluted EPS of $4.40 per share (from continuing operations and excluding merger costs) before any award is paid under the grant. At this threshold, a recipient would receive a cash payment equal to 50% of the target award. In the event of achievement of the target goal of $4.69 per share (from continuing operations and excluding merger costs), a recipient would receive a cash award of 100% of the target award value. A maximum award of 300% of target would be paid to recipients in the event the Company’s diluted EPS (from continuing operations and excluding merger costs) at the end of the two-year period is $5.79 per share or more. As was noted in the executive summary, due to the extraordinary events of 2008, it is highly unlikely that this performance driven award will provide any payment to executives at the end of the performance period, thus accomplishing our goal of focusing incentive compensation on pay-for-performance measures. In addition, the award for the performance period that was granted in 2007 and ended in 2008 did not result in a payout to our executives this year.

Executive’s Election. Finally, for the final 25% of the value of the grant, the Committee offered executives a choice between service-based restricted stock or additional service-vested stock options. All of the named executive officers elected to receive additional stock options.

In addition to the regular 2008 annual equity grant, the Committee also elected to give an additional grant of 22,789 shares of service-based restricted stock to Mr. Ritter in recognition of his performance in leading the Company through the successful merger with AmSouth.

Due to their anticipated departure from the Company during 2008, the Company did not grant to Mr. Yother or Ms. Bagby an equity grant for 2008. Mr. Edwards received only a grant of stock options under an agreement with Morgan Keegan related to the deferral of compensation in prior years. Ms. Esteves had not joined the Company at the time the 2008 annual grant was made. However, as a part of the offer of employment negotiated to induce her to accept the position as Chief Financial Officer of Regions, the Compensation Committee approved a grant to Ms. Esteves of 46,620 shares of restricted stock that vest on the third anniversary of grant and 233,100 stock options that vest ratably through the third anniversary of grant. Ms. Esteves’ stock option grant was made on April 1, 2008, in accordance with the policy of the Company relating to equity grants to new hires and has an exercise price of $21.45 per share (the closing share price on that date).

In late 2007, Mr. Wells agreed to terminate his AmSouth Change-in-Control Agreement in exchange for an award of 82,769 shares of restricted stock units, which were granted in January of 2008 under the Company’s “Retention RSU Program”.

The following table represents the total economic value of our long-term equity-based and cash-based grants to each of the named executive officers during 2008:

Name	Economic Value of Options	Fair Market Value of Restricted Stock/Units	Target Value of Cash-Based Performance Unit Award

Mr. Ritter	$3,525,000	$499,991	$1,175,000

Mr. Hall	$1,237,500	N/A	$412,500

Mr. Edmonds	$618,750	N/A	$206,250

Mr. Wells	$618,750	$1,926,862	$206,250

In reviewing the 2008 long-term equity-based and cash-based grants, it is important to note that the values indicated above will not correspond to the values of awards presented in the Summary Compensation Table (as well as the 2008 Grants of Plan-Based Awards Table for stock options). One of the reasons for the difference is that the Summary Compensation Table requires a presentation of all equity-based and other plan-based expenses recognized by Regions during 2008, including any amount from current and prior years’ awards that were considered a 2008 expense under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS 123(R)”). Second, in making these grants to associates for 2008, the Compensation Committee assigned an “economic value” to a stock option equal to 20% of the value of a share of stock. The value reflected in the Summary Compensation Table as well as the 2008 Grants of Plan-Based Awards Table for stock options are presented using the amount Regions is required to record as stock option expense in our financial statements under FAS 123(R). Under these rules, the value used for financial reporting is generally lower than the value assigned by the Committee. The Committee uses the higher “economic value” calculation because it believes this calculation provides a better indicator of the full potential value of options granted, as it takes into consideration the full ten-year option term as opposed to the expected life of options assumption required by the FAS 123(R) valuation process.

Effect of ARRA. ARRA directs the Treasury to adopt compensation standards that include a prohibition on incentives other than a limited amount of restricted stock. As a result, our future long-term compensation program will likely be substantially different from the current program (or the grants made in February 2009).

Other Benefits and Perquisites

In addition to base salaries, annual incentive compensation and long-term cash and equity-based awards, we also provide our executives with retirement benefits, termination benefits (in the form of employment and change-in-control agreements) and certain perquisites.

Regions Retirement Plans. Due to its mergers with both Union Planters in 2004 and with AmSouth in 2006, Regions sponsors a number of retirement plans. The named executive officers of Regions participate in the retirement plans and programs listed below, which are more fully described on pages 53-54 in conjunction with the Pension Benefits Table:

(1) Regions Financial Corporation Retirement Plan and Supplemental Executive Retirement Plan. Following the merger with AmSouth, Regions assumed the AmSouth Retirement Plan, a non-contributory tax-qualified defined benefit plan, and the AmSouth Supplemental Executive Retirement Plan (the “AmSouth SERP”), a nonqualified supplemental retirement plan. The AmSouth Retirement Plan and the AmSouth SERP were frozen to new employees as of November 2006 (although current participants continue to accrue benefits) and renamed the Regions Financial Corporation Retirement Plan and the Regions Financial Corporation post 2006 Supplemental Executive Retirement Plan (the “SERP”). In accordance with transition relief under IRC Section 409A (governing non-qualified deferred compensation arrangements, like the SERP), participants in the SERP were given the opportunity to take a lump sum distribution of their SERP benefit as of January 2009 and cease future accruals under the SERP. None of the named executive officers made the lump sum election. In 2008, Mr. Ritter, Mr. Hall, Mr. Edmonds, Mr. Wells, Ms. Bagby, and Mr. Yother, each participated in these plans. As a new hire to the organization during 2008, Ms. Esteves was generally not eligible to participate in these plans. However, the Compensation Committee approved Ms. Esteves’ participation in the SERP, effective January 1, 2009.

(2) Regions 401(k) Plan and Regions Supplemental 401(k) Plan. These plans allow eligible associates to contribute on a pre-tax basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax deferred basis until termination of employment or retirement age. The Regions 401(k) Plan is a tax-qualified 401(k) savings plan in which all eligible associates can participate, while the Regions Supplemental 401(k) Plan is a nonqualified plan for associates whose participation in the 401(k) plan is generally limited due to tax-qualified plan wage and contribution limits. The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 6% of pay. In 2008, Mr. Ritter, Mr. Hall, Mr. Edmonds, Mr. Wells, Ms. Bagby and Mr. Yother each participated in these plans. As a new hire to the organization during 2008, Ms. Esteves was eligible to participate in these plans by deferring her own compensation. However, due to minimum service requirements to receive Company matching provisions, Ms. Esteves did not share in any contributions by Regions to the plans.

Perquisites. Our executive officers are eligible to participate in employee benefit programs generally available to all associates. While we do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits and perks that are not generally available to the rest of our associate population. The Compensation Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purposes for which they were intended. The Committee has historically discontinued any program that it determines no longer serves a valid purpose. The value of these benefits is set forth in the Summary Compensation Table under the column “All Other Compensation” and detail is set forth in footnotes to the table.

In General. In 2008, executive officers continued to be eligible for financial planning services, company-paid excess liability policies, company-provided security coverage for private residences and enhanced coverage for annual routine physicals.

Use of Corporate Aircraft. It is our policy to require that our CEO use Company-owned or other non-commercial aircraft for all business and personal travel, except when travel by commercial aircraft is demonstrably more efficient and does not involve unreasonable personal risks. We have adopted this policy primarily to ensure the physical security of our CEO and his family, as well as to accommodate the numerous availability and efficiency concerns of the Company. The Board of Directors has also authorized the CEO to make corporate-owned aircraft available for the personal travel of other executive officers from time to time and on a very limited basis where use of the aircraft for personal travel may be in the best interests of the Company due to efficiency and safety concerns.

Relocation Benefits. In addition, the Company sponsors a relocation program for executive and other officers who are required to relocate their personal residence as a result of taking a new position with the Company. As a new hire to the Company in 2008, Ms. Esteves was required by the Company to relocate from Charlotte, North Carolina to Birmingham, Alabama, and received benefits under the Company’s relocation program and the terms of her employment offer. In addition to the benefits under the Company’s relocation program, under the terms of her offer letter, Ms. Esteves also received up to $560,000 to cover the loss on sale of her home and a $200,000 relocation allowance, grossed up for applicable taxes. The relocation benefits provided to Ms. Esteves are also set forth in the Summary Compensation Table on pages 39 and 40 of this proxy statement.

Split-Dollar Life. Mr. Ritter also participates in two non-equity split-dollar life insurance policies insured through third-party insurers, which have a coverage amount of $10,109,829, payable after both Mr. Ritter and his spouse have died. At the death of both Mr. Ritter and his spouse, all previously paid premiums will be repaid to Regions from policy proceeds.

Change-in-Control, Post-Termination and Other Employment Arrangements. Due to continuing consolidation in the financial services industry and for competitive and fairness reasons, we believe it is important to protect key associates (including the named executives) in the event of certain terminations of employment or a change-in-control of Regions. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them. The occurrence or potential occurrence of a change-in-control would create uncertainty regarding the continued employment of our executive officers and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of stockholders. As a result, we have entered into agreements with all executive officers that govern some of the terms of their employment and compensation in the event of a change-in-control or certain terminations of employment. These agreements are discussed in further detail in connection with the Potential Payments Upon Termination or Change-in-Control Table on pages 57 through 61 of this proxy statement.

Change-in-Control Agreements. The change-in-control agreements entered into with executive officers (other than Mr. Ritter) generally provide that during the two-year period following a change-in-control, if an executive’s employment is terminated other than for “cause”, or if the executive resigns for “good reason”, he/she would be paid accrued compensation and benefits, plus an amount equal to three times base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs. If employment is terminated for cause, or by reason of death, disability or resignation other than for good reason, payments would be limited to accrued compensation and benefits. If any payment or benefit causes the executive to become subject to the excise tax imposed under Section 4999 of the IRC, then additional payments may become due to the extent necessary to avoid a negative tax consequence to the executive. The agreements do not provide any type of severance benefits in connection with termination of employment at any other time.

In response to the TARP requirements in effect at the end of 2008, we limited the separation-related payments and benefits under these change-in-control agreements to 2.99 times the executive’s 5-year average W-2 compensation. This change is reflected in the Potential Payments Upon Termination or Change-in-Control Table on pages 57 through 61 of this proxy statement.

Impact of ARRA. ARRA directs the UST to adopt compensation standards that include a prohibition on payments to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment (other than payments for services performed or benefits accrued) for as long as the company participates in the TARP. Regions will assess the impact of this provision on our change-in-control agreements once the ARRA compensation standards are established.

Agreement with Mr. Ritter. Mr. Ritter is not entitled to any special severance pay for termination of employment at any time, including following a change-in-control of the Company. Mr. Ritter does have an agreement preserving certain retirement benefits previously awarded and earned that are in excess of the normal qualified pension. This agreement also provides for excise tax protection for Mr. Ritter should he become subject to the excise taxes imposed under Section 4999 of the IRC following any change-in-control.

Ms. Esteves’ Offer Letter. Under the terms of the Company’s letter to Ms. Esteves offering her the position of the Company’s Chief Financial Officer, Ms. Esteves is entitled to an annual base salary of $575,000, as well as participation in Regions’ executive bonus plans at a target bonus level of 130% of annual base salary (subject to guaranteed bonuses for 2008 and 2009 of at least $1,000,000). Ms Esteves is also eligible to participate in the Company’s employee benefit plans, including the SERP, 401(k) plan, Long Term Incentive Plan, other employee benefit programs generally applicable to other similarly situated associates, including the Company’s executive level relocation plan. The offer letter also provides for up to $560,000 “loss on sale” protection on the sale of her then current residence, as well as a relocation bonus allowance of $200,000. In addition, upon the commencement date of her employment with Regions, Regions’ committed to award Ms. Esteves a grant of restricted stock shares with a value of $1,000,000 on the grant date and stock options with a Black Scholes value of $1,000,000 on the grant date.

Compensation Committee Operation

At the start of each year, the Compensation Committee meets with members of executive management to discuss the business plans and goals for the Company for the coming year. Members of the executive management team advise the Committee regarding business plans, business risks, expected financial results and stockholder return expectations. Subsequently, there are a series of meetings including an executive session to review and approve all of the compensation plans and performance measures to be used to evaluate the CEO’s and other members of senior management’s performance for the coming year. The Committee consults with executive management on business plans and budgets in establishing performance targets and objectives. The Committee also consults with its independent consultant (described below) and then sets the base pay amount and incentive opportunities for the CEO. The Committee also sets base pay and incentive opportunities for the other executive officers after reviewing the CEO’s recommendations. Beginning in December 2008, as required in conjunction with the Company’s participation in the Capital Purchase Program, which is part of TARP, the Committee also began meeting with the Senior Risk Officer of the Company to review the Company’s incentive compensation programs in order to assure that these programs do not encourage our senior executive officers to take unnecessary and excessive risks that may threaten the value of Regions.

Composition. The Committee is composed of independent, nonemployee directors who are not eligible to participate in any of the management compensation programs of the Company except for grants of equity compensation under the 2006 Long-Term Incentive Plan. The current members of the Committee are: Claude B. Nielsen—chair, George W. Bryan, Earnest W. Deavenport, Jr., Susan W. Matlock and Lee J. Styslinger III. Each of these members has been determined to be independent as defined by New York Stock Exchange rules, applicable Securities and Exchange Commission rules and regulations, and Regions’ categorical standards for director independence. During 2007, Martha R. Ingram also served on the Compensation Committee, but upon her retirement from the Board of Directors of Regions in early 2008, she was not replaced on the Committee.

Committee Meetings. Compensation Committee meetings are held as often as necessary to allow the Committee to perform its duties and responsibilities. Although many compensation decisions are made in the first quarter of the year, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2008, the Committee met five times to review, discuss and approve compensation decisions for the Company.

The Committee asks its independent consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel to the Committee, may also attend meetings when the members feel additional guidance on specialized topics is needed. Meetings are typically attended by the CEO and representatives of the human resources function. From time to time, the Committee may also ask to hear presentations from other executive officers. Every Compensation Committee meeting, however, is concluded with an executive session without the participation of any member of the executive management team. The independent consultant typically participates in a portion of these executive sessions.

Independent Consultant. During 2008, the Committee engaged McLagan, a nationally recognized financial services industry human resource consulting firm, for advice relating to Regions’ executive compensation programs and practices. While the independent consultant reports directly to the Committee, the Committee has instructed the consultant to work together with Regions’ management to obtain information and further the goals of the Committee. McLagan does not perform work for executive management of the Company and provides no substantial services to the Company other than the executive compensation consulting and related services that it provides to the Committee. The scope of McLagan’s work during 2008 included:

•	Attending all 2008 Committee meetings;

•

Providing the Committee with competitive market data to assist in establishing appropriate levels of compensation components, such as base salary levels, cash incentive opportunities, long-term incentive grant amounts as well as benefit levels for executive management;

•	Assisting the Committee with the review and establishment of performance criteria for Regions’ annual and long-term incentive programs;

•	Advising the Committee in connection with year-end compensation decisions;

•	Advising on the development of new best practices and market competitive information with respect to the Company’s participation in the Capital Purchase Program under TARP; and

•	Providing current trend information on industry and executive compensation issues.

Competitive Market Review. In determining market competitiveness for compensation, the Compensation Committee, with the assistance of its independent consultant, regularly reviews the compensation of Regions’ executives against that of designated competitors as well as the financial services industry in general. The compensation peer group is not the same as the group of companies that make up the S&P Banks Index presented in Regions’ Annual Report on Form 10-K. The Compensation Committee believes that the S&P Banks Index represents a larger sample of financial institutions than is appropriate for benchmarking executive compensation. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Compensation Committee believes that these companies have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that will primarily compete with us for our top executive talent. Peer group members chosen at the beginning of 2008, which were the same peer group members as in 2007, are listed in the table below:

Primary Compensation Peer Group

BB&T Corp

Comerica Inc.

Fifth Third Bancorp

KeyCorp

M&T Bank Corp

National City Corp

PNC Financial Services Group, Inc.

Sovereign Bancorp, Inc.

SunTrust Banks, Inc.

U.S. Bancorp

Wachovia Corp

Washington Mutual, Inc.

Wells Fargo & Co.

During 2008, the primary compensation peer group for Regions underwent significant change. As of the end of 2008, the following companies chosen at the beginning of the year no longer existed as stand-alone public companies due to merger or acquisition:

National City Corp

Wachovia Corp

Washington Mutual, Inc.

Sovereign Bancorp, Inc.

For 2009, the Compensation Committee has selected the following peer group members for benchmarking compensation and company performance:

Bank of America

BB&T Corp

Comerica Inc.

Fifth Third Bancorp

KeyCorp

M&T Bank Corp

Marshall & Ilsley Corp

PNC Financial Services Group, Inc.

SunTrust Banks, Inc.

U.S. Bancorp

Wells Fargo & Co.

In addition to annually reviewing specific information with respect to the selected peer group, our independent consultant also periodically reviews the Company’s total compensation program against broader financial services industry survey data, which is both individually compiled by the independent consultant and compiled by other sources (including compensation surveys prepared for the financial services industry by the human resource consulting firms of Watson Wyatt, Towers Perrin and Hewitt Associates). Also, due to the unique nature of the Company’s brokerage and investment banking subsidiary, the Committee uses specifically designed peer group information (provided by the independent consultant) to benchmark compensation for certain executive positions, such as the CEO of Morgan Keegan.

Other Factors Affecting Compensation

Equity Grant Polices and Practices. A grant of equity compensation to executive officers and other key employees is generally made on an annual basis. Stock option grants are set in accordance with the terms of our stockholder-approved plans with the exercise price for options based on the closing price of the common stock on the date of the grant.

The Committee previously adopted a policy that set the grant date for the annual grant of equity awards as the date that is three business days following the annual stockholders meeting. In early 2008, however, the Committee revised its policy for the annual grant of equity compensation and, beginning in 2008, will make these awards in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all of its associates.

The Committee specifically approves all grants of equity compensation to executive officers of Regions, as well as other officers covered by Section 16(a) of the Securities Exchange Act of 1934. The Committee has delegated authority to the CEO, however, to determine and approve annual grants to other key employees and special grants to new hires or key officers other than executive officers within certain limits and guidelines established each year. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the recipient could manipulate the pricing date, and also to reduce the administrative and accounting burden for Regions personnel that would be created by multiple grant dates. Any grants made by the CEO are reported to the Chairman of the Committee on a quarterly basis following the grant date.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines for its executive officers and members of the Board to ensure that they have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our officers’ and Directors’ commitment to stockholder value creation.

Under the guidelines, our CEO is directed to hold shares of Regions’ common stock in an amount equal to at least five times base salary and each of the other executive officers is directed to hold Regions common stock in an amount equal to at least three times base salary. Each non-employee Director is directed to hold at least 1,000 shares of Regions’ common stock. For purposes of meeting the guidelines, the following types of stock ownership are counted: outstanding shares directly owned by the officer or Director, restricted stock, restricted stock units, stock equivalents allocated through any deferred stock investment plan, shares held in an executive officer’s 401(k) plan account and deferred vested stock. Any executive officer or Director who does not meet the ownership guidelines upon becoming an executive officer or Director has five years to achieve the applicable level of ownership. Except to the extent a named executive officer or non-employee Director is required to hold shares of Regions’ common stock to satisfy the stock ownership guidelines described above, the Company has not established any other stock retention requirements. As of December 31, 2008, Mr. Ritter, Mr. Hall and Mr. Edmonds as well as the non-employee Directors met the applicable stock ownership guideline. Mr. Wells and Ms. Esteves were both hired by the Company within the last five years, and as such, have additional time under the policy to meet the ownership guideline.

Accounting for Stock-Based Compensation. Beginning on January 1, 2006, Regions began accounting for stock-based compensation under its long-term incentive plans in accordance with the requirements of FAS 123(R).

Policy on Tax Deductibility of Executive Compensation. As part of its role, the Compensation Committee has historically reviewed and considered the deductibility of executive compensation under IRC Section 162(m), which provides that public companies generally may not deduct compensation of more than $1 million of non-“performance-based” pay paid to certain named executive officers. The $1 million limit is reduced to

$500,000 under the TARP compensation standards as in effect on December 31, 2008 (with no exception for “performance-based” compensation). The cash compensation paid under Regions’ Executive Bonus Plan was generally designed to be fully deductible for federal income tax purposes under IRC Section 162(m) and much of the compensation delivered through the long-term incentive plans of the Company was also deductible. However, due to the application of the reduced Section 162(m) limit for the portion of 2008 during which Regions participated in the Capital Purchase Program, portions of 2008 compensation paid to senior executive officers were not deductible. The Committee has reserved the right to pay executives compensation that is not deductible under Section 162(m).

Policy on Cash versus Noncash and Current versus Future Compensation. The Committee does not maintain a stated policy with regard to cash versus noncash compensation or current versus future compensation. However, the allocation for each of the named executive officers is reviewed by the Committee annually.

COMPENSATION COMMITTEE REPORT

Regions’ Compensation Discussion and Analysis is included in this proxy statement. Regions has the primary responsibility for the Compensation Discussion and Analysis.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key employees of senior management. As part of this responsibility, the Compensation Committee has reviewed and discussed with Regions’ management the contents of the Compensation Discussion and Analysis. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2008. In addition, as required by the provisions of the Capital Purchase Program of TARP, the Committee certifies that it has reviewed with the Senior Risk Officer of Regions, the senior executive officer incentive compensation arrangements, and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

THE COMPENSATION COMMITTEE

Claude B. Nielsen, Chairman

George W. Bryan

Earnest W. Deavenport, Jr.

Susan W. Matlock

Lee J. Styslinger III

2008 COMPENSATION

The following tables contain information about the Chief Executive Officer, Chief Financial Officers, the three other most highly paid executive officers at the end of 2008 and two other individuals who would have been one of the three most highly paid executive officers but for the fact that they were not an executive officer at the end of 2008.

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year	Salary	Bonus(1)	Stock Awards Value ($)(2)	Option Awards Value ($)(3)	Non Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total

C. Dowd Ritter	Chairman, President and CEO	2008	$995,000	$0	$2,954,194	$1,992,251	$0	$3,047,534	$272,886	$9,261,865	(7)
		2007	$995,000	$0	$1,740,806	$1,342,286	$1,273,600	$2,031,330	$330,116	$7,713,138
		2006	$995,000	$0	$6,641,780	$1,511,191	$7,410,440	$1,132,335	$743,243	$18,433,989

Irene M. Esteves	Sr. EVP and CFO	2008	$431,250	$1,000,000	$250,000	$135,781	$0	$0	$624,027	$2,441,057

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank	2008	$675,000	$0	$917,929	$343,424	$494,910	$2,023,707	$83,772	$4,538,742
		2007	$625,000	$0	$281,673	$99,429	$1,137,500	$898,541	$832,063	$3,874,206

David B. Edmonds	Sr. EVP and Human Resources Group Head	2008	$475,000	$0	$579,557	$523,709	$241,110	$863,457	$102,769	$2,785,601

William C. Wells, II	Sr. EVP and Chief Risk Officer	2008	$500,000	$0	$448,007	$171,713	$253,800	$336,607	$131,447	$1,841,575

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO	2008	$166,667	$0	$0	$0	$0	$126,500	$5,411,649	$5,578,316
		2007	$460,000	$0	$250,505	$298,286	$828,000	$105,938	$75,291	$2,018,021

G. Douglas Edwards	Former President and CEO of Morgan Keegan	2008	$47,721	$0	$661,864	$279,793	$65,201	$0	$9,031,255	$10,085,834
		2007	$130,000	$0	$322,267	$144,319	$1,929,757	$91,756	$177,094	$2,795,193
		2006	$130,000	$0	$369,396	$90,680	$2,470,802	$0	$120,530	$3,181,408

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head	2008	$323,750	$0	$0	$0	$0	$0	$14,842,944	$15,166,694

(1)	Upon the hire of Ms. Esteves in early 2008, the Compensation Committee approved a guaranteed cash payment of $1,000,000 for 2008 to be paid in lieu of any performance based annual incentive payment.
(2)	The amounts reflected in this column are the amounts required to be expensed under FAS 123(R) and may reflect grants during 2008, as well as grants made in prior years, but subject to continued vesting and expensing under the rules. A breakdown of these grants and the reasons for the expense recorded are summarized below:
Mr. Ritter received a grant of restricted stock in 2008 with a total value of $499,991 (based on a per share value of $21.94 at the date of grant). This grant is further discussed on page 31 of the Compensation Discussion and Analysis. Although these shares will not vest for three years, because Mr. Ritter is retirement eligible and the shares would be released in the case of his retirement, FAS 123(R) requires us to expense the entire value of the grant in the current year. The value of the grant at the end of 2008 was $181,400 based on a per share value of $7.96 as of December 31, 2008. The table also reflects for Mr. Ritter the 2008 expense related to a restricted stock unit grant in October of 2007 that was granted to Mr. Ritter in consideration for his agreeing to cancel his Employment Agreement. The expense required for this grant for the full 2008 year was $2,454,203 compared to the partial year expense in 2007 of $613,551.
Ms. Esteves received a grant of restricted stock in April 2008. We were required to expense $250,000 for 2008 (based on a per share value of $21.45 at the date of grant) for the 9 months of 2008 during which the grant was outstanding.
Mr. Hall received no grant of restricted stock or RSUs during 2008. The amount reported for Mr. Hall in this column is due to continued expense recognition for grants made in prior years which include: (1) the annual grant for 2007 made in April of the year which required a full year expense in 2008 of $125,258 compared to the partial year expense in 2007 of $83,506, and (2) an RSU grant made in October of 2007 under the Company’s Retention RSU Program which required a full year expense in 2008 of $792,671 compared to the partial year expense in 2007 of $198,168.
Mr. Edmonds received no grant of restricted stock or RSUs during 2008. The amount reported for Mr. Edmonds in this column is due to: (1) the expense required to be accelerated due to Mr. Edmonds reaching early retirement eligibility under the rules of FAS 123(R) which is $146,148 and is due to acceleration of the remaining expense for a grant made in April 2007, and (2) an RSU grant made in October of 2007 under the Company’s Retention RSU Program which required a full year expense in 2008 of $433,409 compared to the partial year expense in 2007 of $108,352.
Mr. Well’s reported amount is due to: (1) continued expense recognition for grants made in prior years which include the annual grant for 2007 made in April of the year which required a full year expense in 2008 of $62,635 compared to the partial year expense in 2007 of $41,757, and (2) an RSU grant made in January of 2008 under the Company’s Retention RSU Program which required a full year expense in 2008 of $385,372.
Mr. Yother has been retirement eligible since 2007 and received no new grants in 2008. There was no expense associated with stock awards for the year.
Mr. Edwards retired during 2008. The amount reported in this column is the total remaining expense associated with his unvested stock awards that were required to be accelerated upon his termination of employment and therefore fully expensed in 2008 as required under his employment agreement.
Ms. Bagby has been retirement eligible since 2007 and received with no new grants in 2008. There was no expense associated with stock awards for the year.

For more detail regarding 2008 grants of stock awards, please see pages 30 through 32 of the Compensation Disclosure and Analysis and the 2008 Grants of Plan-Based Awards Table on pages 42 through 43 of this proxy statement.

For information relating to the FAS 123(R) expense for the grants noted above, please see the 2008 Grants of Plan-Based Awards Table on pages 42-43 of the proxy statement.

(3)	The amounts represented in this column for the 2008 year represent the 2008 compensation expense related to vesting of outstanding stock option grants and may represent expense from grants of stock in 2008 as well as grants of stock from earlier years. Mr. Yother and Ms. Bagby were both retirement eligible and with no new grants to either of them in 2008, there are no values to reflect for them. Mr. Ritter and Mr. Edmonds were retirement eligible during 2008, and as such, the values reflected for them represent the full expense for stock option grants for 2008. Mr. Edwards retired during 2008. Mr. Edwards’ employment agreement allowed for accelerated vesting of stock awards upon his termination, so the total remaining expense associated with his outstanding stock awards was expensed in 2008. For more detail regarding 2008 stock option grants, please see pages 30 through 32 of the Compensation Disclosure and Analysis and the 2008 Grants of Plan-Based Awards table on pages 42 through 43 of this proxy statement.
(4)	This amount represents 2008 performance-based annual bonus amounts paid in February 2009 under the Regions’ Executive Bonus and Management Incentive Plans, except for Mr. Edwards. Mr. Edwards received commissions until his departure in the amount of $17,016 as well as a performance-based bonus for 2008 from Morgan Keegan in the amount of $48,185 represents payment of Mr. Edwards’ share of fees related to his service as a member of the advisory committee for two proprietary equity funds.
(5)

Regions was required to change the valuation date for its pension plans from September 30 to December 31 during 2008. As a result, the values contained in this column are equal to 80% of the fifteen month change in pension value as determined by our actuaries and as required by current regulations. For Mr. Ritter, the actual monthly pension annuity at retirement did not change and remains at approximately $192,600 per month. The increase in pension value reported in the column is due to the difference in interest rates used in valuing the benefits in 2007 versus 2008. The 2007 valuation uses a discount rate of 6.35% which was the rate used to value plan liabilities for the year. During 2008, a lump sum distribution option was added to the SERP due to changes made as a result of IRC Section 409A and the interest rate used to value that lump sum is the 30 year Treasury rate which was 5% as of December 31, 2008. The actual amount of any lump sum pension benefit cannot be determined until actual retirement and will then be determined based on then current interest rates. For Ms. Bagby, pension benefits actually earned during 2008 declined in value by $1,193,993; however, we have reported a $0 change in value in the table as required. The amount of the decrease, however, was vested and paid as required under Ms. Bagby’s change-in-control agreement and is reported in the all other compensation column of this table.

(6)	For Mr. Ritter, this amount includes $136,116 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan and $51,712 in tax gross-ups on certain perquisites and benefits. This amount also includes amounts attributable to the following perquisites: financial planning, the value of group liability insurance, enhanced executive physical coverage and home security system services. This amount also includes AmSouth prior profit sharing plan bonus payments of $7,670 and an amount attributable to the personal use of Company-owned aircraft of $48,146. The method of calculating the value of personal use of corporate aircraft is based on a $1,900 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Ms. Esteves, this amount includes a relocation allowance, reimbursements and payments of $459,051 and $148,611 in tax gross-ups on relocation expenses. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees and tax gross-ups on certain perquisites and benefits.

For Mr. Yother, this amount includes $21,300 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan and a severance payment due under Mr. Yother’s employment agreement of $5,177,678 and a payment of $191,323 that represents additional retirement benefits earned solely as the result of Mr. Yother’s change-in-control agreement. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, financial planning fees, a subsidy for non-company provided health insurance, enhanced executive physical coverage and tax gross-ups on certain perquisites and benefits.

For Mr. Hall, this amount includes $46,938 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits. This amount also includes AmSouth prior profit sharing plan bonus payments of $2,600.

For Mr. Edwards, this amount includes a severance payment due under Mr. Edwards’ employment agreement of $8,619,915 and distributions from his Morgan Keegan & Company, Inc. Restricted Cash Plan participation of $411,340. The Morgan Keegan & Company, Inc Restricted Cash Plan allows participants, whose annual compensation exceeds $230,000, to receive 5% of their cash compensation as restricted cash to vest to actively employed participants five years from the date of the award. Mr. Edwards participated in this plan and received a regular distribution of $74,783 in March of 2008 before his retirement. A distribution of his remaining balance of $336,556 was made, as provided for by his employment agreement in October of 2008 after a six month waiting period required by IRC Section 409A.

For Ms. Bagby, this amount includes $30,450 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan, severance payments due under Ms. Bagby’s change-in-control agreement of $7,587,045, IRC Section 4999 excise tax gross-up payments of $4,076,942 and a payment of $3,086,744 that represents additional retirement benefits earned solely as the result of Ms. Bagby’s change-in-control agreement. The amount in this column also includes amounts attributable to the following perquisites: a dividend equivalent payment, the value of group term life insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits.

For Mr. Edmonds, this amount includes $59,388 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits. This amount also includes an amount attributable to the personal use of Company-owned aircraft of $3,230. The method of calculating the value of personal use of corporate aircraft is based on a $1,900 per hour cost, which includes the direct average operating cost of fuel, oil, brakes and tires and is based on an assumed 350 hour year for the aircraft.

For Mr. Wells, this amount includes $63,264 in Company contributions to the Regions Financial Corporation 401(k) Plan and the Regions Financial Corporation Supplemental 401(k) Plan and a dividend equivalent payment of $31,452 based on first quarter dividends that would have been paid on the restricted stock unit grant made on January 2, 2008. This amount also includes amounts attributable to the following perquisites: the value of group term life insurance, the value of group liability insurance, financial planning fees, enhanced executive physical coverage, home security services and tax gross-ups on certain perquisites and benefits.

(7)	This column represents the total compensation required to be reported under SEC rules. The total taxable cash compensation received for 2008 was $1,607,385. No restricted stock or other equity awards vested or were released in 2008 and the value of the equity grants reported in this table are based on expense and not the true value at the end of the year which is significantly lower and more fully explained in footnotes 2 and 3 above.

TOTAL 2008 GRANTS

The following table details all equity-based and non-equity plan-based awards granted to each of the officers named in the Summary Compensation Table in 2008.

Our equity grants have been issued under two long-term incentive compensation plans, the Regions 2006 Long-Term Incentive Plan and the 2006 AmSouth Bancorporation Long Term Incentive Compensation Plan (each, an “LTIP”). The 2006 Regions LTIP was approved by stockholders at the 2006 annual meeting and permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash. Under the 2006 Regions LTIP, 20 million shares and share equivalents of our common stock were authorized for issuance. Awards under the 2006 Regions LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards generally vest on termination of an award holder’s employment within 24 months after a change-in-control of Regions (as defined in the 2006 Regions LTIP to exclude certain merger-of-equals transactions). These extra change-in-control protections under the 2006 Regions LTIP were not triggered by the merger with AmSouth.

The AmSouth 2006 LTIP was adopted by AmSouth and approved by stockholders of AmSouth at the 2006 annual meeting prior to its merger with Regions. Upon its merger with AmSouth, the Company adopted the plan and it remains available under which to issue grants to key employees who were either employed by AmSouth prior to the merger or to new key employees of the Company. Under the terms of the 2006 AmSouth LTIP, grants of awards in the form of stock options, stock appreciation rights, restricted stock, performance shares, performance units, dividend equivalents, or other stock-based awards, or any other right or interest relating to stock or cash were authorized. Awards under the 2006 AmSouth LTIP may vest over time or upon the achievement of pre-established performance goals. In addition, awards vest upon a change-in-control of Regions.

2008 GRANTS OF PLAN-BASED AWARDS

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

C. Dowd Ritter	Chairman, President and CEO	2/28/2008	$587,500	$1,175,000	$3,525,000
		2/28/2008							22,789			$499,991
		2/28/2008								803,327	$21.94	$1,992,251

Irene M. Esteves	Sr. EVP and CFO	4/1/2008							46,620			$999,999
		4/1/2008								233,100	$21.45	$543,123

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank	2/28/2008	$206,250	$412,500	$1,237,500
		2/28/2008								282,019	$21.94	$699,407

Executive Name	Principal Position	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/sh)(3)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Edmonds	Sr. EVP and Human Resources Group Head	2/28/2008	$103,125	$206,250	$618,750
		2/28/2008								141,010	$21.94	$349,705

William C. Wells, II	Sr. EVP and Chief Risk Officer	1/2/2008							82,769			$1,926,862
		2/28/2008	$103,125	$206,250	$618,750
		2/28/2008								141,010	$21.94	$349,705

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO	N/A

G. Douglas Edwards	Former President and CEO of Morgan Keegan	4/1/2008								2,000	$21.45	$4,660

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head	N/A

(1)	The 2008 equity-based awards for Mr. Ritter, Ms. Esteves, Mr. Hall, Mr. Edmonds and Mr. Wells were made under the 2006 AmSouth LTIP. The 2008 award to Mr. Edwards was made under the 2006 Regions LTIP. Grants of restricted stock on February 28, 2008 were generally awarded to vest in one lump sum on the third anniversary of the date of the grant. However, due to the terms of Mr. Edward’s Employment Agreement, vesting of the restricted stock grants was accelerated to vest upon his termination of employment. Grants of restricted stock units in January 2008 to Mr. Wells under the Retention RSU Program discussed on page 31 of the Compensation Discussion and Analysis were awarded to vest in one lump sum on the fifth anniversary of the date of grant.

(2)	For Company stock options granted under both the 2006 Regions LTIP and the 2006 AmSouth LTIP, the exercise price is the closing market price on the date of grant.

(3)	The FAS 123(R) assumptions for valuing options granted under both the 2006 Regions LTIP and the 2006 AmSouth LTIP (i) on February 28, 2008 were: risk free rate of return (2.90%), dividend yield (6.93%), volatility (26.40%) and expected life (5.75 years), and (ii) on April 1, 2008 were: risk free rate of return (2.80%), dividend yield (7.09%), volatility (26.40%) and expected life (5.75 years).

YEAR-END HOLDINGS

The following table sets forth outstanding equity-based awards held by each of the officers named in the “Summary Compensation Table” in 2008 as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

C. Dowd Ritter	Chairman, President and CEO	10/04/1999	3,229			$30.96	10/04/2009

		10/04/1999	315,731			$30.96	10/04/2009

		02/11/2000	151,247			$20.14	02/11/2010

		02/01/2001	493,690			$21.34	02/01/2011

		01/29/2002	511,700			$25.41	01/29/2012

		02/10/2003	476,144			$25.70	02/10/2013

		02/04/2004	461,132			$30.55	02/04/2014

		02/04/2004	3,273			$30.55	02/04/2014

		02/08/2005	3,123			$32.02	02/08/2015

		02/08/2005	420,137			$32.02	02/08/2015

		04/03/2006	2,902			$34.46	04/03/2016

		04/03/2006	293,173			$34.46	04/03/2016

		04/24/2007	951	1,900		$35.07	04/23/2017

		04/24/2007	84,764	169,528		$35.07	04/23/2017	32,143	$255,858

		10/1/2007						404,984	$3,223,673

		2/28/2008		4,557		$21.94	2/27/2018	22,789	$181,400

		2/28/2008		798,770		$21.94	2/27/2018

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Irene M. Esteves	Sr. EVP and CFO	4/1/2008		4,662		$21.45	3/31/2018	46,620	$371,095

		4/1/2008		228,438		$21.45	3/31/2018

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank	10/04/1999	3,229			$30.96	10/04/2009

		10/04/1999	56,576			$30.96	10/04/2009

		02/11/2000	17,058			$20.14	02/11/2010

		02/01/2001	4,685			$21.34	02/01/2011

		02/01/2001	63,094			$21.34	02/01/2011

		01/29/2002	2,623			$25.41	01/29/2012

		01/29/2002	83,496			$25.41	01/29/2012

		02/10/2003	3,891			$25.70	02/10/2013

		02/10/2003	76,487			$25.70	02/10/2013

		02/04/2004	67,376			$30.55	02/04/2014

		02/04/2004	3,273			$30.55	02/04/2014

		02/08/2005	3,123			$32.02	02/08/2015

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

		02/08/2005	111,942			$32.02	02/08/2015

		04/03/2006	2,902			$34.46	04/03/2016

		04/03/2006	81,064			$34.46	04/03/2016

		04/24/2007	951	1,900		$35.07	04/23/2017

		04/24/2007	27,622	55,242		$35.07	04/23/2017	10,715	$85,291

		10/19/2007						150,127	$1,195,011

		2/28/2008		4,557		$21.94	2/27/2018

		2/28/2008		277,462		$21.94	2/27/2018

David B. Edmonds	Sr. EVP and Human Resources Group Head	10/4/1999	36,641			$30.96	10/4/2009

		10/4/1999	3,229			$30.96	10/4/2009

		2/11/2000	12,495			$20.14	2/11/2010

		2/1/2001	39,172			$21.34	2/1/2011

		1/29/2002	61,966			$25.41	1/29/2012

		2/10/2003	56,393			$25.70	2/10/2013

		2/4/2004	57,329			$30.55	2/4/2014

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

		2/4/2004	3,273			$30.55	2/4/2014

		2/8/2005	3,123			$32.02	2/8/2015

		2/8/2005	52,057			$32.02	2/8/2015

		4/3/2006	44,942			$34.46	4/3/2016

		4/3/2006	2,902			$34.46	4/3/2016

		4/24/2007	951	1,900		$35.07	4/23/2017	5,358	$42,650

		4/24/2007	13,336	26,271		$35.07	4/23/2017

		10/19/2007						82,085	$653,397

		2/28/2008		4,557		$21.94	2/27/2018

		2/28/2008		136,453		$21.94	2/27/2018

William C. Wells, II	Sr. EVP and Chief Risk Officer	2/8/2005	3,123			$32.02	2/8/2015

		2/8/2005	61,307			$32.02	2/8/2015

		4/3/2006	44,942			$34.46	4/3/2016

		4/3/2006	2,902			$34.46	4/3/2016

		4/24/2007	951	1,900		$35.07	4/23/2017	5,358	$42,650

		4/24/2007	13,336	26,671		$35.07	4/23/2017

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

		1/2/2008						82,769	$658,841

		2/28/2008		4,557		$21.94	2/27/2018

		2/28/2008		136,453		$21.94	2/27/2018

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO	02/08/2005	3,123			$32.02	02/08/2015

		02/08/2005	38,262			$32.02	02/08/2015

		04/03/2006	2,902			$34.46	04/03/2016

		04/03/2006	30,908			$34.46	04/03/2016

		04/24/2007	2,851			$35.07	04/23/2017

		04/24/2007	54,292			$35.07	04/23/2017

G. Douglas Edwards	Former President and CEO Morgan Keegan	03/30/2001	141,469			$23.34	03/30/2011

		03/08/2002	21,072			$27.62	03/08/2012

		02/19/2003	2,469			$25.66	02/19/2010

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

		02/19/2003	20,794			$25.66	02/19/2010

		04/21/2004	3,549			$28.17	04/21/2011

		04/21/2004	58,181			$28.17	04/21/2011

		04/21/2004	2,469			$28.17	04/21/2011

		10/15/2004	90,000			$33.82	10/15/2011

		03/01/2005	2,469			$32.60	03/01/2012

		12/20/2005	53,549			$34.66	12/20/2012

		12/20/2005	2,885			$34.66	12/20/2012

		04/03/2006	1,333			$35.38	04/03/2013

		04/03/2006	667			$35.38	04/03/2013

		04/02/2007	2,000			$34.92	04/03/2014

		4/24/2007	42,858			$35.14	4/23/2017

		4/1/2008	2,000			$21.45	3/31/2018

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head	10/4/1999	56,576			$30.96	10/4/2009

		10/4/1999	3,229			$30.96	10/4/2009

Executive Name	Executive Title	Grant Date	Option Awards(1)					Stock Awards(2)
			Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

		2/11/2000	17,058			$20.14	2/11/2010

		2/1/2001	63,094			$21.34	2/1/2011

		1/29/2002	83,496			$25.41	1/29/2012

		2/10/2003	93,233			$25.70	2/10/2013

		2/4/2004	87,551			$30.55	2/4/2014

		2/4/2004	3,273			$30.55	2/4/2014

		2/8/2005	3,123			$32.02	2/8/2015

		2/8/2005	79,727			$32.02	2/8/2015

		4/3/2006	56,505			$34.46	4/3/2016

		4/3/2006	2,902			$34.46	4/3/2016

		4/24/2007	2,851			$35.07	4/23/2017

		4/24/2007	54,292			$35.07	4/23/2017

(1)	Stock options are granted to vest in equal annual installments on each of the first three anniversaries of the date of grant. Stock option grants to Mr. Ritter, Mr. Hall, Mr. Yother, Ms. Bagby, Mr. Edmonds and Mr. Wells that expire on April 3, 2016 were originally granted to vest in equal annual installments on each of the first three anniversaries of the date of grant. However, these options were subject to accelerated vesting as of October 3, 2006 due to the approval of the merger with Regions by AmSouth stockholders at a meeting on that date.

The stock options granted by Regions to Mr. Edwards were granted to vest in equal annual installments on each of the first three anniversaries of the date of grant. However, all of the options granted prior to December 20, 2005 were subject to accelerated vesting because of actions the Regions Compensation Committee took in December 2005 in anticipation of the adoption of new accounting rules under FAS 123(R).

(2)	The restrictions on restricted stock granted to all officers in 2008 are scheduled to lapse on the third anniversary of the date of grant. The October 2007 grant of restricted stock units to Mr. Ritter, Mr. Hall, Mr. Edmonds and the January 2008 grant of restricted stock units to Mr. Wells under our Retention RSU Program lapse in one lump sum on the fifth anniversary of the date of grant.

OPTION EXERCISES AND STOCK VESTED DURING 2008

The following table sets forth the amounts realized by each of the officers named in the Summary Compensation Table in 2008 as a result of the exercise of options and vesting of stock awards in 2008.

2008 OPTION EXERCISES AND STOCK VESTED

Executive Name	Executive Title	Option Awards		Stock Awards
		Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

C. Dowd Ritter	Chairman, President and CEO

Irene M. Esteves	Sr. EVP and CFO

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank

David B. Edmonds	Sr. EVP and Human Resources Group Head

William C. Wells, II	Sr. EVP and Chief Risk Officer

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO			7,143	$102,859

G. Douglas Edwards	Former President and CEO of Morgan Keegan			23,547	$423,766

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head			7,143	$79,430

(1)	A portion of the amount reflected in this table equal to the value attributable to the compensation expense actually recognized by Regions during fiscal year 2008 is also reflected in the stock awards column of the Summary Compensation Table.

PENSION BENEFITS

Regions Qualified and Nonqualified Plans. All benefits earned under the Regions Financial Corporation Retirement Plan (the “Regions Retirement Plan”), a non-contributory qualified defined benefit plan, are based on years of credited service up to 30 and the annual average of the highest five consecutive years of base salary earned out of the last ten years worked.

The Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (the “Regions SERP”) provides benefits that would otherwise be denied participants under the qualified Regions Retirement Plan because of tax code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization. There are two types of retirement benefits in the Regions SERP: a regular benefit and a targeted benefit. The annual average covered compensation for both benefits is based on the highest three consecutive years of base salary plus bonus out of the last ten years worked. The amount of the regular Regions SERP benefit is determined by the length of the retiree’s credited service up to 35 years and the annual average covered compensation utilizing the Regions Retirement Plan formula. Participants vest in the Regions SERP benefit after five years of service or attainment of age 55. The regular Regions SERP benefit is available to all eligible SERP participants.

The targeted Regions SERP retirement benefit is available only to a select group of senior officers, including Mr. Ritter, Mr. Hall, Ms. Bagby, Mr. Edmonds and Mr. Wells. This targeted Regions SERP benefit provides a percentage of annual average covered compensation based on years of credited service ranging from 40% at 10 years up to a maximum of 65% at 35 years. These targeted Regions SERP benefits are offset by the qualified plan benefit, the Social Security benefit and any non-contributory retirement benefit earned from a prior employer. Participants vest in this benefit only after 10 years of service and the attainment of age 60, except in the case of death, disability or change-in-control. If a participant retires prior to meeting these vesting requirements, he or she will receive a regular SERP benefit. Regions’ merger with AmSouth was a change-in-control for purposes of the Regions SERP. Upon retirement from Regions within two years of the change-in-control, executives will receive the higher of the two benefits. Upon termination of employment in 2008, Ms. Bagby received the higher of the two benefits as required by her agreement and the plan. The “All Other Compensation” column of the Summary Compensation Table reflects the additional value of Ms. Bagby’s SERP benefit as required including the amounts attributable to pay and service already accrued as well as the accelerated targeted SERP benefit under the Regions SERP. The following 2008 Pension Benefits table reflects the benefit from the Regions Retirement Plan and Regions SERP.

The table below sets forth the actuarial present value of each named executive officer’s accumulated benefit under the Regions’ qualified and nonqualified pension plans, but does not include the Regions’ 401(k) plans.

2008 PENSION BENEFITS

Executive Name	Executive Title	Plan Name	Number of Years Credited Service (#)(1)	Pension Benefits
				Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)

C. Dowd Ritter	Chairman, President and CEO	Regions Financial Corporation Retirement Plan	30	$1,394,431	$0
		Regions Financial Corporation Post 2006 SERP	35	$27,033,241	$0

Irene M. Esteves	Sr. EVP and CFO	NA	NA	NA	NA

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank	Regions Financial Corporation Retirement Plan	28	$613,583	$0
		Regions Financial Corporation Post 2006 SERP	28	$6,039,517	$0

David B. Edmonds	Sr. EVP and Human Resources Group Head	Regions Financial Corporation Retirement Plan	14	$378,420	$0
		Regions Financial Corporation Post 2006 SERP	14	$3,004,882	$0

William C. Wells, II	Sr. EVP and Chief Risk Officer	Regions Financial Corporation Retirement Plan	4	$79,251	$0
		Regions Financial Corporation Post 2006 SERP	4	$764,917	$0

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO	Regions Financial Corporation Retirement Plan	3	$89,576	$0
		Regions Financial Corporation Post 2006 SERP	3	$453,761	$0

G. Douglas Edwards	Former President and CEO of Morgan Keegan	NA	NA	NA	NA

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head	Regions Financial Corporation Retirement Plan	15	$535,089	$0
		Regions Financial Corporation Post 2006 SERP	15	$5,445,174	$0

(1)	For Mr. Ritter, Mr. Yother, Mr. Hall, Mr. Edmonds, Mr. Wells and Ms. Bagby, the Regions Retirement Plan (a tax-qualified pension plan) capped the number of years of participant service for purposes of benefit accrual under the plan at 30 years. The Regions SERP (a nonqualified plan) caps participant service at 35 years.

(2)	The present value of the accumulated qualified plan benefits reflects the present value as of December 31, 2008 and was determined using a 6.15% discount rate and the Combined Mortality Table for males and females issued by the IRS for 2009 funding purposes. The present value of the accumulated SERP benefits reflects the present value as of December 31, 2008 and was determined using a 5.00% discount rate and the GATT2003 Mortality Table, except in the case of Mr. Yother and Ms. Bagby where the SERP benefit was determined using a 6.15% discount rate and the Combined Mortality Table for males and females issued by the IRS for 2009 funding purposes. For purposes of the present value calculation, no pre-retirement mortality was assumed and the payment date was assumed to be the earliest unreduced retirement date under the plan. The payment age of 62 (life only) was assumed for the Regions Retirement Plan and the payment age was assumed to be age 60 for the Regions SERP.

(3)	As a result of Mr. Yother’s and Ms. Bagby’s termination of employment in April 2008 and July, 2008 respectively, under the terms of their employment agreement and the Regions SERP they received a lump sum benefit of retirement benefits as accelerated and enhanced by the change-in-control provisions of their agreements and the Regions SERP. On December 31, 2008 and January 15, 2009, Mr. Yother received payments of $1,115 and on January 30, 2009, Mr. Yother received a lump sum payment of $453,785 in lieu of his benefit under the Regions SERP. Also on December 31, 2008 and January 15, 2009, Ms. Bagby received payments of $14,656 and on January 30, 2009, Ms. Bagby received a lump sum payment of $5,442,902 in lieu of her benefit under the Regions SERP.

NONQUALIFIED DEFERRED COMPENSATION

Regions maintains three nonqualified deferred compensation plans for officers who are eligible participants: the Regions Financial Corporation Supplemental 401(k) Plan, the Morgan Keegan & Company, Inc. Deferred Compensation Plan and the AmSouth Bancorporation Deferred Compensation Plan.

Regions Financial Corporation Supplemental 401(k) Plan. Regions sponsors an excess contribution plan for executives and other 401(k) plan participants whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) plan. Under this plan, participants may continue to make contributions on a nonqualified basis. Regions makes contributions to this plan up to 6% of base and incentive compensation provided the executive has elected a deferral rate on his compensation of at least 6% for the year. Mr. Ritter, Mr. Yother, Mr. Hall, Ms. Bagby, Mr. Edmonds and Mr. Wells participated in the Regions Supplemental 401(k) Plan in 2008. Ms. Esteves was not eligible for participation in 2008.

Morgan Keegan & Company, Inc. Deferred Compensation Plan. This deferred compensation plan allows certain employees of Morgan Keegan whose annual compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to a tax-qualified retirement plan to defer a portion of their cash compensation into the plan and to receive a matching contribution in the form of an option to purchase Regions stock that vests over a three-year period. For each $5,000 a participant deferred under the plan, the participant received an option to purchase 100 shares of Regions stock (not to exceed 2,000 shares). Mr. Edwards participated in this plan in 2007 and 2008.

AmSouth Bancorporation Deferred Compensation Plan. Regions adopted the AmSouth Bancorporation Deferred Compensation Plan, which was amended and restated as of January 1, 2005. Under the plan, a select group of members of management and highly compensated employees are eligible to participate. The Plan was frozen to all participants for compensation earned after January 1, 2007. Prior to freezing the Plan, eligible participants could elect to defer a portion (from 25% to 100%) of his or her annual bonus into deferred stock or other investments. The deferral election specified the payment date, which could not be sooner than the third anniversary of the first day of the plan year to which the deferral relates. The participant may elect to have payments distributed in a lump sum or in installments, but must make the election in advance of the deferral. All deferred amounts are fully vested and are not subject to forfeiture. Amounts deferred under the plan after January 1, 2005 will be distributed in cash. Mr. Yother participated in this plan until his retirement at which time he was paid his remaining balance of $211,331 in the plan. Mr. Wells is a participant in this plan.

The following table sets forth the executive contributions, Regions contributions and the aggregate earnings, withdrawals and balances during 2008 under the nonqualified deferred compensation plans maintained by Regions, including the Morgan Keegan and AmSouth nonqualified deferred compensation plans described above.

NONQUALIFIED DEFERRED COMPENSATION FOR 2008

Executive Name	Executive Title	Non-Qualified Deferred Compensation
		Executive Contributions at December 31, 2008 ($)(1)	Company Contributions at December 31, 2008 ($)(2)	Aggregate Earnings at December 31, 2008 ($)(3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2008 ($)(4)

C. Dowd Ritter	Chairman, President and CEO	$54,725	$122,316	$(838,439)	$0	$487,003

Irene M. Esteves	Sr. EVP and CFO	Ineligible

O.B. Grayson Hall, Jr.	Vice Chairman and Head of the General Bank	$222,938	$94,950	$(608,646)	$0	$726,560

David B. Edmonds	Sr. EVP and Human Resources Group Head	$108,854	$45,588	$(414,050)	$0	$284,557

William C. Wells, II	Sr. EVP and Chief Risk Officer	$114,583	$49,464	$(359,205)	$0	$322,433

Not an Executive Officer at December 31, 2008

Alton E. Yother	Former Sr. EVP and CFO	$8,750	$7,500	$(56,914)	$469,762	$0

G. Douglas Edwards	Former President and CEO of Morgan Keegan	$100,000	$0	$(427,620)	$1,187,423	$0

Candice W. Bagby	Former Sr. EVP and Consumer Services Group Head	$69,375	$16,650	$(82,317)	$995,189	$0

(1)	Amounts in this column represent amounts deferred from the applicable executive’s base salary and annual bonus and that are reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

(2)	Amounts in this column represent Company contributions under the Regions Financial Corporation Supplemental 401(k) Plan for Mr. Ritter, Mr. Yother, Mr. Hall, Ms. Bagby, Mr. Edmonds, and Mr. Wells. These amounts are also reflected in the “All Other Compensation” column of the Summary Compensation Table.

(3)	All eligible named executive officers had negative earnings at year-end 2008.

(4)	The December 31 balances do not include true-up Company contributions that were made in early 2009 based on executive deferral elections from 2008 pay. These contributions are included, however, in the column “Company Contributions at December 31, 2008”. As of his retirement at April 1, 2008, the aggregate balance for Mr. Yother became payable. Mr. Yother received a lump sum distribution of $258,431 from the Regions Financial Corporation Supplemental 401(k) Plan and $211,331 from the AmSouth Bancorporation Deferred Compensation Plan on May 15, 2008. As of her retirement at August 1, 2008, the aggregate balance for Ms. Bagby became payable. Ms. Bagby received a lump sum distribution from the Regions Financial Corporation Supplemental 401(k) Plan of $995,189 on September 30, 2008.

POTENTIAL PAYMENTS BY REGIONS UPON TERMINATION OR CHANGE-IN-CONTROL

Regions maintains a variety of agreements, plans and programs under which our named executive officers would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions. These arrangements are discussed in the Compensation Discussion and Analysis above.

Employment and Change-in-Control Agreements.

Mr. Ritter’s Employment Agreement. During 2007, Mr. Ritter surrendered his employment agreement in exchange for a grant of restricted stock units scheduled to vest over a five-year period ending in 2012. Mr. Ritter now has no employment agreement providing special severance benefits upon termination of employment or change-in-control. In relinquishing his employment agreement, however, Mr. Ritter and the Company entered into an agreement to preserve certain retirement benefits and excise tax protections previously outlined in his employment agreement.

Change-in-Control Agreement. Ms. Esteves, Mr. Hall, Mr. Edmonds and Mr. Wells hold a change-in-control agreement. Under the change-in-control agreement, during the two-year period following a change-in-control, Regions may terminate employment with or without “cause” or the agreement holder may terminate employment with or without “good reason”.

If Regions terminates employment other than for “cause”, or if there is a resignation for “good reason”, the agreement holder would be entitled to receive accrued compensation and benefits, plus an amount equal to three times base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred. If employment is terminated by Regions for “cause”, or by reason of death, disability, or resignation other than for “good reason”, Regions’ liability is limited to accrued but unpaid compensation and benefits. If any payment under the agreement causes the agreement holder to become subject to the excise tax imposed under Section 4999 of the IRC, then Regions would also make an additional payment covering the excise tax, any income tax on the excise tax payment and any penalty and interest. However, if the payments and benefits provided following a change-in-control do not exceed 110% of the greatest amount that could be paid without triggering the excise tax, then those payments and benefits will be reduced to that amount.

TARP Required Amendments. In accordance with the prohibitions under TARP as in effect at December 31, 2008, golden parachute payments to our senior executive officers are limited to 2.99 times the five year average W-2 pay. The senior executive officers agreed to this reduction under agreements entered into with the Company in November 2008. This reduction is reflected in the following table. The following table does not reflect the provision of ARRA prohibiting parachute payments because ARRA was not in effect on December 31, 2008. Regions will assess the impact of this provision on our change-in-control agreements once the ARRA compensation standards are established.

Equity Based Award Plans. Under the terms of the AmSouth 1996 and 2006 Long Term Incentive Compensation Plans, which were assumed by Regions upon the merger, equity-based awards generally vested on a change-in-control.

Pension and Deferred Compensation Plans. As described above in the “Compensation Discussion and Analysis” and under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections, Regions maintains a number of tax-qualified and nonqualified retirement and deferred compensation plans under which certain employees, including certain of the named executive officers, may receive benefits upon retirement or other terminations of employment. Upon termination of employment for any reason, each named executive officer would be entitled to receive the amounts set forth above under the “Aggregate Balance at December 31, 2008” column of the Nonqualified Deferred Compensation for 2008 table on page 56 of this proxy statement, which for Mr. Ritter, Mr. Yother, Mr. Hall, Ms. Bagby, Mr. Edmonds and Mr. Wells represents their balance under the Regions Financial Corporation Supplemental 401(k) Plan and for Mr. Edwards, represents his balance under the Morgan Keegan Deferred Compensation Plan.

In addition, Mr. Ritter is retirement eligible and Mr. Edmonds is eligible for early retirement as of December 31, 2008. In the event Mr. Ritter had elected to retire as of this date, he would have been entitled to an annual benefit of $2,311,188. Mr. Edmonds’ early retirement benefit at December 31, 2008 would have been $349,044 annually.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life, and disability benefit programs for its employees, in which named executive officers also participate, such as short- and long-term disability coverage and group term life insurance coverage. Regions also maintains other executive life insurance and split-dollar life insurance policies and arrangements (insured through third-party insurers) for certain of its named executive officers. In addition to the group term life insurance benefits described above, upon the death of both Mr. Ritter and his spouse, their beneficiaries would receive death benefits equal to $10,109,829, payable under split-dollar life insurance policies on their lives.

The following table quantifies certain amounts, such as cash severance, that would be payable to named executive officers and that are described above. The table also quantifies certain additional payments and benefits not described above that are payable on certain terminations of employment. The amounts reflected in the table assume a December 31, 2008 termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Executive Name	Executive Title	Voluntary	Involuntary Without Cause	Early Retirement	For Cause(7)	Involuntary for Good Reason Following a CIC(7)	Death	Disability

C. Dowd Ritter(1)(4)	Chairman, President and CEO
Compensation:	Cash Severance	$0	$0	$0	$0	$0	$0	$0
	LTI
	Restricted Stock(2)	$437,258	$437,258	$437,258	$0	$3,660,931	$3,660,931	$3,660,931
	Cash Performance Units(5)	$0	$0	$0	$0	$1,175,000	$0	$0
Perquisites:	Financial Planning	$34,000	$34,000	$34,000	$0	$34,000	$34,000	$34,000
	Outplacement	$0	$0	$0	$0	$0	$0	$0
	280G Tax Gross-up(3)	$0	$0	$0	$0	$0	$0	$0
	Tax Gross-up(6)	$21,875	$21,875	$21,875	$0	$21,875	$21,875	$21,875
Benefits:	Value of continued welfare benefits	$114,530	$114,530	$114,530	$114,530	$114,530	$57,265	$114,530
	Value of additional retirement benefits	$0	$0	$0	$0	$0	$0	$0
TOTAL:		$607,663	$607,663	$607,663	$114,530	$5,006,336	$3,774,071	$3,831,336

Irene M. Esteves(1)	Sr. EVP and CFO
Compensation:	Cash Severance	$0	$0	NA	$0	$3,675,385	$0	$0
	LTI
	Restricted Stock(2)	$0	$0	NA	$0	$371,095	$371,095	$371,095
	Cash Performance Units	NA	NA	NA	NA	NA	NA	NA
Perquisites:	Financial Planning	$0	$0	NA	$0	$0	$34,000	$34,000
	Outplacement	$0	$0	NA	$0	$30,000	$0	$0
	280G Tax Gross-up(3)	$0	$0	NA	$0	$0	$0	$0
	Tax Gross-up(6)	$0	$0	NA	$0	$0	$21,875	$21,875
Benefits:	Value of continued welfare benefits	$0	$0	NA	$0	$16,178	$0	$0
	Value of additional retirement benefits	$0	$0	NA	$0	$0	$0	$0
TOTAL:		$0	$0	NA	$0	$4,092,658	$426,970	$426,970

O.B. Grayson Hall, Jr.(1)	Vice Chairman and Head of the General Bank
Compensation:	Cash Severance	$0	$0	NA	$0	$3,496,650	$0	$0
	LTI
	Restricted Stock(2)	$0	$0	NA	$0	$1,280,302	$1,280,302	$1,280,302
	Cash Performance Units(5)	$0	$0	NA	$0	$412,500	$0	$0
Perquisites:	Financial Planning	$0	$0	NA	$0	$0	$34,000	$34,000
	Outplacement	$0	$0	NA	$0	$30,000	$0	$0
	280G Tax Gross-up(3)	$0	$0	NA	$0	$0	$0	$0
	Tax Gross-up(6)	$0	$0	NA	$0	$0	$21,875	$21,875
Benefits:	Value of continued welfare benefits	$0	$0	NA	$0	$18,105	$0	$0
	Value of additional retirement benefits	$0	$0	NA	$0	$1,504,792	$0	$0
TOTAL:		$0	$0	NA	$0	$6,742,349	$1,336,177	$1,336,177

Executive Name	Executive Title	Voluntary	Involuntary Without Cause	Early Retirement	For Cause(7)	Involuntary for Good Reason Following a CIC(7)	Death	Disability

David B. Edmonds(1)(4)	Sr. EVP and Human Resources Group Head
Compensation:	Cash Severance	$0	$0	$0	$0	$2,433,351	$0	$0
	LTI
	Restricted Stock(2)	$42,650	$42,650	$42,650	$0	$696,047	$696,047	$696,047
	Cash Performance Units(5)	$0	$0	$0	$0	$206,250	$0	$0
Perquisites:	Financial Planning	$34,000	$34,000	$34,000	$0	$34,000	$34,000	$34,000
	Outplacement	$0	$0	$0	$0	$30,000	$0	$0
	280G Tax Gross-up(3)	$0	$0	$0	$0	$0	$0	$0
	Tax Gross-up(6)	$21,875	$21,875	$21,875	$0	$21,875	$21,875	$21,875
Benefits:	Value of continued welfare benefits	$0	$0	$0	$0	$20,280	$0	$0
	Value of additional retirement benefits	$0	$0	$0	$0	$725,624	$0	$0
TOTAL:		$98,525	$98,525	$98,525	$0	$4,167,427	$751,922	$751,922

William C. Wells, II(1)	Sr. EVP and Chief Risk Officer
Compensation:	Cash Severance	$0	$0	NA	$0	$194,825	$0	$0
	LTI
	Restricted Stock(2)	$0	$0	NA	$0	$701,491	$701,491	$701,491
	Cash Performance Units(5)	$0	$0	NA	$0	$206,250	$0	$0
Perquisites:	Financial Planning	$0	$0	NA	$0	$0	$34,000	$34,000
	Outplacement	$0	$0	NA	$0	$30,000	$0	$0
	280G Tax Gross-up(3)	$0	$0	NA	$0	$963,297	$0	$0
	Tax Gross-up(6)	$0	$0	NA	$0	$0	$21,875	$21,875
Benefits:	Value of continued welfare benefits	$0	$0	NA	$0	$20,280	$0	$0
	Value of additional retirement benefits	$0	$0	NA	$0	$1,743,648	$0	$0
TOTAL:		$0	$0	$0	$0	$3,859,791	$757,366	$757,366

(1)	Upon every termination of employment other than a voluntary termination or a for cause termination, each named executive officer would also have been entitled to receive their 2008 annual incentive compensation as set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Based on a fair market value of Regions common stock at $7.96 per share on December 31, 2008.

(3)	280G Tax Gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC). As a result of the reduction in golden parachute payments required under TARP as in effect at December 31, 2008, only Mr. Wells would have been eligible to receive a gross-up for 280G excise taxes. The 280G gross-up amount in the table above reflects the gross-up that would have been payable on the value (as determined under Section 280G) of the accelerated vesting of Mr. Wells’ outstanding restricted stock if there had been a change in control on December 31, 2008.

(4)	Mr. Ritter and Mr. Edmonds are eligible for early retirement under the AmSouth Retirement Plan. For purposes of the “Voluntary Termination” column above, because they were eligible for early retirement on December 31, 2008, they were assumed to have taken early retirement and therefore are entitled to receive the benefits, including financial planning and welfare benefits, as are shown in the “Early Retirement” column.

(5)	Upon a change-in-control, the long-term incentive plan requires that the target value of any outstanding cash performance units be paid. No amounts are payable in the event of voluntary termination or termination for cause before the performance period has ended. In the event of death, disability or retirement, only amounts earned as of the date of termination are payable. As of December 31, 2008, no amounts have been earned and therefore no payment is due from the 2007 or would be due from the 2008 grant in these events.

(6)	Represents the tax gross-up on financial planning benefits.

(7)	The following chart summarizes the meanings of “cause”, “good reason/without cause” and “change-in-control” under certain agreements:

Name of Agreement	“cause”	“good reason” “without cause”	“change-in-control”

Esteves, Hall, and Edmonds Change-in-Control Agreement	(i) willfully failing to perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) your disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.	(i) an adverse change in responsibilities prior to any change-in-control, (ii) a material diminution in the budget over which was the executive has control, (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.	(i) an acquisition of 20% of more of the voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least fifty-five percent (55%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

Wells Change-in-Control Agreement	(i) willfully failing to perform reasonably assigned duties, (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement, (iii) engaging in illegal conduct or gross misconduct that materially injures Regions, (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency, or (v) your disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.	(i) an assignment of duties inconsistent with position, authority, duties or responsibilities or any other action by the Company resulting in a diminution of position, authority, duties or responsibilities, (ii) any failure of the Company to comply with the compensation provisions of the agreement, (iii) the company requiring you to be based at any office or location other than the office or location where based prior to the Change in Control or the Company requiring you to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control, (iv) any purported termination by the Company other than expressly permitted by the agreement, (v) reduction in the amount of coverage provided by the Company’s officer and director liability insurance, or a change that is a potential material detriment, or the failure by Regions to indemnify you to the maximum extent permitted by law, or (vi) any failure of the Company to comply with and satisfy Section 3 (c) of the Annex to the Agreement. Any good faith determination of “Good Reason” made by you shall be conclusive.	(i) an acquisition of 20% of more of the voting power of Regions voting securities, (ii) a change in a majority of the members of the Board (other than incumbent Board members), (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least fifty-five percent (55%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger), or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

The 2006 AmSouth Long Term Incentive Compensation Plan			“change-in-control” was generally defined as an acquisition of 20% of more of the voting power of AmSouth’s voting securities, a change in two-thirds of the members of the AmSouth Board of Directors in any two year period (other than incumbent Board members), or stockholder approval of a merger (unless voting securities of AmSouth outstanding immediately prior to the merger continued to represent at least sixty percent (60%) of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger).

DIRECTOR COMPENSATION

Fees. Directors who are not employees of Regions or its subsidiaries were paid an annual retainer of $50,000 plus an additional annual chairman’s retainer of $10,000 for each Committee chair (or $15,000 in the case of the Audit and Compensation Committee chairs). In addition, Directors are paid an additional meeting attendance fee of $1,500 for each Board or Committee meeting attended. Directors also received a stock option grant in 2008 of 7,000 shares of Regions common stock with an exercise price equal to the fair market value of Regions common stock on the date the options were granted. The options vest over the three-year period following the date of grant and remain exercisable until the tenth anniversary of the date of grant. Directors who are employees of Regions or its subsidiaries receive no fees for their service as Directors.

Directors’ Deferred Stock Investment Plan. Non-employee Directors of Regions may participate in Regions’ Directors’ Deferred Stock Investment Plan, under which a Director may elect to defer receipt of some or all of the participant’s cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the participant’s account. At the end of the deferral period, the participant’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the January following the year in which the participant terminates as a Director. Most of the Directors of Regions elected to defer receipt of some or all of the retainer and meeting fees they were paid for service on the Board of Directors. Directors that participate in this plan and/or the frozen AmSouth Directors Deferred Compensation Plan were able to make an election for a lump sum distribution from these plans as a result of 409A transition relief. Mr. Bartholomew, Mr. Cooper, Mr. Deavenport, Mr. Malone, Mr. Nielsen, Mr. Roberts and Mr. Wilson made this election and their distributions were made in January of 2009.

The following table contains information about the fees and other compensation paid to the non-employee members of the Regions Board of Directors in 2008.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Samuel W. Bartholomew, Jr.	$65,000	$15,742		$80,742
George W. Bryan	$66,500	$15,742		$82,242
David J. Cooper, Sr.	$65,000	$31,436		$96,436
Earnest W. Deavenport, Jr.	$82,500	$31,436		$113,936
Don DeFosset	$71,000	$31,436		$102,436
Martha R. Ingram	$15,500	$49,454		$64,954
James R. Malone	$79,500	$31,436		$110,936
Susan W. Matlock	$66,500	$15,742		$82,242
John E. Maupin, Jr.	$65,000	$15,206		$80,206
Charles D. McCrary	$79,250	$31,436		$110,686
Claude B. Nielsen	$81,500	$31,436		$112,936
Jorge M. Perez	$43,500	$0		$43,500
John R. Roberts	$84,750	$15,742		$100,492
Lee J. Styslinger, III	$77,000	$15,742		$92,742
Spence L. Wilson	$67,000	$44,349		$111,349
Harry W. Witt	$14,000	$28,529		$42,529

(1)	The amounts presented in this column for the 2008 year represent the 2008 compensation expense related to vesting of outstanding stock option grants and may represent expense from grants of stock options in 2008 as well as grants of stock options from earlier years. The grant date fair value of stock options granted to Directors on April 22, 2008 was $2.26 per share, for a total grant date fair value of $15,820. The FAS 123(R) assumptions for those options were: risk free rate of return (3.08%), dividend yield (7.30%), volatility (26.40%) and weighted average life (5.75 years). All of the non-employee Directors in service on April 17, 2008 received the annual grant. The following table sets forth those non-employee Directors who served during 2008 and who had stock options outstanding as of December 31, 2008, and the number of stock options outstanding as of that date:

Name	Outstanding Stock Options (#)
Samuel W. Bartholomew, Jr.	84,285
George W. Bryan	36,400
David J. Cooper, Sr.	21,177
Earnest W. Deavenport, Jr.	59,042
Don DeFosset	21,177
Martha R. Ingram	52,043
James R. Malone	60,387
Susan W. Matlock	14,000
John E. Maupin, Jr.	14,000
Charles D. McCrary	50,043
Claude B. Nielsen	60,388
John R. Roberts	66,400
Lee J. Styslinger, III	14,000
Spence L. Wilson	62,120
Harry W. Witt	7,000

PROPOSAL 2— NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

In February 2009, Congress enacted the American Recovery and Reinvestment Act of 2009 (the “ARRA”). The ARRA imposes a number of requirements on financial institutions, such as Regions, that received an investment under the Capital Purchase Program of the United States Treasury’s Troubled Asset Relief Program (“TARP”). One of the requirements is that at each annual meeting of stockholders during the period in which any obligation arising from TARP financial assistance remains outstanding TARP recipients shall permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives.

This proposal gives you as a stockholder the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2009 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “2008 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Board of Directors Recommendation

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF EXECUTIVES.

Our overall executive compensation policies and procedures are described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Our compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our stockholders, as described in the Compensation Discussion and Analysis. The Compensation Committee, which is comprised entirely of independent directors, in consultation with McLagan, a leading human resources consulting firm, oversees our executive compensation program and continually monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with stockholder interests.

Our Board and our Compensation Committee believe that our commitment to these responsible compensation practices, justifies a vote by stockholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board unanimously recommends you vote “FOR” this Proposal 2. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL 3—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP as Regions’ independent registered public accounting firm for the 2009 fiscal year. The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP. Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors since 1971. In the event the selection is not ratified by the required vote, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year, but the vote would be considered in connection with the engagement of independent auditors for 2010.

Ernst & Young LLP has been engaged to provide auditing services and also to provide tax services and general accounting advice. In making this selection, the Audit Committee considered whether the engagement by Regions of Ernst & Young LLP for services other than audit services is compatible with Ernst & Young LLP’s independence.

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2008, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

Fees

The aggregate fees paid to Ernst & Young LLP by Regions during 2008 and 2007 are set forth in the following table:

	2008	2007
Audit fees(1)	$3,772,300	$4,875,300
Audit related fees(2)	1,376,100	951,900
Tax fees(3)	969,900	1,264,700
All other fees(4)	257,700	179,100

Total fees	$6,376,000	$7,271,000

(1)	Audit fees included fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings and statutory audits of certain of Regions’ subsidiaries.

(2)	Audit related fees primarily included accounting consultation, assistance with securitizations or other accounting transactions, SAS 70 internal control reports and audits of employee benefit plans and nonregistered funds.

(3)	Tax fees included tax compliance services and tax advice and planning assistance.

(4)	All other fees included primarily assistance with cash management services and human resources services. No financial information systems implementation and design services were rendered by Ernst & Young LLP during 2008 or 2007.

In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit or non-audit services. The Audit Committee has delegated to its chairperson the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting.

The Board unanimously recommends you vote “FOR” this Proposal 3. Proxies solicited by the Board will be voted “FOR” this proposal unless otherwise instructed on the proxy card.

PROPOSAL 4—STOCKHOLDER PROPOSAL REGARDING

POSTING A REPORT, UPDATED SEMI-ANNUALLY, OF POLITICAL CONTRIBUTIONS

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, as custodian and trustee of the New York City Employee’s Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, which as of October 14, 2008, the date of its proposal, was the holder of 2,029,172 shares of Regions common stock, has informed Regions that it intends to present the following proposal and supporting statement at the 2009 Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by Regions, are set forth below. To ensure that readers can easily distinguish between material provided by the proponent and material provided by Regions, we have put a box around material provided by the proponent.

Resolved, that the shareholders of Regions Financial Corporation (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary political contributions and expenditures not deductible under sections 162 (e)(1)(B) of the Internal revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B)of the Internal Revenue Code. The report shall include the following:

a. An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c. The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of director’s audit committee or other relevant oversight committee and posted on the Company’s website to reduce cost to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Regions Financial, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the Company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interest of and may pose risks to the company and its shareholders.

Regions Financial contributed at least $480,000 in corporate funds since the 2002 election cycle, (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pm/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

Board of Directors Recommendation and Statement

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS PROPOSAL.

Why the Board of Directors Unanimously Recommends that Stockholders Vote Against the Proposal

The Board of Directors believes that the adoption and implementation of this proposal would cause Regions to expend unnecessary resources and would not provide any additional benefit to stockholders.

Political contributions are subject to extensive federal and state regulation. Moreover, corporations are prohibited under federal and many states’ laws from making contributions to candidates or political parties. Like most public companies, however, Regions periodically makes contributions to various causes, both for charitable reasons and in furtherance of Regions’ legitimate business interests.

Regions provides an opportunity for its employees to participate in the political process by joining Regions’ voluntary employee political action committee (the “PAC”) which allows employees to pool their financial resources to support federal and state candidates who support effective legislation important to Regions and its stockholders. The political contributions made by the PAC are funded entirely by the voluntary contributions of our employees. No corporate funds are used. Any Regions employee who contributes to the PAC may request a PAC contribution for a candidate or a committee. Information about employees’ contributions through the PAC to political candidates, political parties or committees and other political organizations is publicly available, with certain information disclosed online with the Federal Election Commission. In addition, Regions is also required to comply with federal and state laws regarding the disclosure of certain lobbying activities and such disclosures are available for public review.

The Board of Directors believes this proposal is duplicative and unnecessary given that a comprehensive system of reporting and accountability for political contributions already exists and, accordingly, the adoption of this proposal would only result in increased costs without providing any discernible benefit to Regions stockholders.

The Board unanimously recommends that you vote “AGAINST” this Proposal 4. Proxies solicited by the Board will be voted “AGAINST” this proposal unless otherwise instructed on the proxy card.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders intended to be presented at Regions’ 2010 annual meeting of stockholders must be received by Regions not later than November 6, 2009, for consideration for possible inclusion in the proxy statement relating to that Meeting.

The By-laws of Regions include provisions requiring advance notice of a stockholder’s nomination of members of the Board of Directors. To be timely such notice must be received by the Corporate Secretary of Regions not less than 120 days before the date of the previous year’s proxy statement, or November 6, 2009, in the case of the 2010 annual meeting of stockholders. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the notice will be considered timely if received not less than 120 days before the date of the annual meeting or by the 10th day following the day on which public disclosure of the annual meeting date was made. The Board of Directors of Regions is not required to nominate in the annual proxy statement any person so proposed.

The procedure for submitting a stockholder proposal is generally the same as for submitting stockholder nominations.

OTHER BUSINESS

Regions does not know of any business to be presented for action at the meeting other than those items listed in the notice of the meeting and referred to herein. If any other matters properly come before the meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the recommendations of the Board of Directors.

By Order of the Board of Directors

John D. Buchanan
Corporate Secretary

Dated March 6, 2009

APPENDIX A

REGIONS FINANCIAL CORPORATION

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

Revised January 2009

In accordance with New York Stock Exchange (“NYSE”) listing standards, Regions will assure that a majority of its Directors are independent. In assessing and disclosing Director independence, Regions uses the concepts of independence embodied in the NYSE listing standards. The Board of Directors bears the ultimate responsibility for determining whether each member of Regions’ Board is independent. For a Director to be deemed independent, the Board must determine that the Director has no direct or indirect material relationship with Regions apart from service as a Director.

The Board has established categorical standards to assist it in making the determination whether a Director is independent and in assessing the materiality of the Director’s relationships with Regions. These standards will be periodically reviewed and may be amended from time to time. The current categorical standards are set forth as follows. For purposes of the categorical standards and with respect to the look-back aspects of the standards, “Regions” refers to Regions Financial Corporation and former AmSouth Bancorporation, and their respective subsidiaries.

Group I—Relationships that preclude a director’s independence

Section 303A.02 (b) of the NYSE Listed Company Manual specifies circumstances that, if existing with respect to a Director, preclude that Director’s independence. These independence standards are as follows:

•	The Director is, or has been within the last three years, an employee of Regions, or an immediate family member is, or has been within the last three years, an executive officer, of Regions.

•

The Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Regions, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The Director is a current partner or employee of a firm that is the Company’s internal or external auditor; or the Director has an immediate family member who is a current partner of such a firm; or the Director has an immediate family member who is a current employee of such a firm and personally works on Regions’ audit; or the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on Regions’ audit within that time.

•

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Regions’ present executive officers at the same time serves or served on that company’s compensation committee.

•

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Regions for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

If any of the foregoing circumstances exists with respect to a Director, the Director is not independent. The foregoing criteria will be interpreted and applied in accordance with existing and any future commentary and guidance provided by NYSE in connection with section 303A of the Listed Company Manual.

A-1

Group II—Relationships deemed not material for purposes of director independence

The relationships described as follows are considered not to be material so as to impair a Director’s independence:

•

The relationship is that of a customer of Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded to other similarly situated customers. If such customer relationship is that of borrower from Regions Bank, the loan must comply with Regulation O promulgated by the Federal Reserve Board, that is, the loan must be made by the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of collectibility or present other unfavorable features.

•

The relationship is that of doing business with Regions and the annual payments to or from Regions in any year do not exceed the greater of $500,000 or 1% of the annual revenue of the other company for its most recently completed fiscal year. Payments of principal and interest on any loan that is subject to and complies with Regulation O, and payments made to a public utility at rates or charges fixed in conformity with law or governmental authority are not considered to create a material relationship and will not be included in calculating such materiality threshold.

•

The relationship is that of partner, member, officer such as a managing director occupying a comparable position, or executive officer of a services firm that provides accounting, consulting, legal, investment banking or financial advisory services to Regions and the annual payments to such firm from Regions do not exceed the greater of $500,000 or 1% of the annual revenue of the firm for its most recently completed fiscal year.

•

The relationship is that of executive officer, director, or trustee of a tax-exempt organization and Regions’ charitable contributions to the organization, if any, did not exceed the greater of $1 million or 2% of the organization’s consolidated gross revenues in any of the preceding three fiscal years. Contributions made to any such organization pursuant to a matching gift program maintained by Regions are not considered to be a material relationship and will not be included in calculating such materiality threshold.

A Director whose independence is not precluded by the Group I standards is deemed to be independent if any and every relationship of the Director with Regions satisfies the above criteria in Group II. In addition, any relationship that involves Regions and a member of the Director’s immediate family, or any entity with which the director is affiliated, and that satisfies the above Group II criteria is deemed not to be material so as to impair the Director’s independence.

Other relationships

The Board will separately consider the materiality of any direct or indirect relationship of a Director with Regions that is not within the categories described in Group I and Group II. A Director that has such a relationship will be considered independent only if the Board affirmatively determines, on the basis of the particular facts and circumstances, that the relationship will not impair the Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform.

Audit committee member independence

Members of the Audit Committee of the Board are subject to heightened standards of independence, as provided for in the Securities Exchange Act of 1934, the rules promulgated by the SEC thereunder, the Sarbanes-Oxley Act of 2002, and the Audit Committee Charter.

A-2

PROXY - REGIONS FINANCIAL CORPORATION P.O. BOX 11007 BIRMINGHAM, AL 35288

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

REGFC1                 KEEP THIS PORTION FOR YOUR RECORDS

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends a vote FOR proposals 1, 2 and 3 and AGAINST proposal 4. DIRECTORS RECOMMEND A VOTE “FOR”
Election of Directors
Proposal 1. Nominees:		For	Against	Abstain
1a.	George W. Bryan	☐	☐	☐

1b.	David J. Cooper, Sr.	☐	☐	☐		DIRECTORS RECOMMEND A VOTE “FOR”

1c.	Earnest W. Deavenport, Jr.	☐	☐	☐			For	Against	Abstain

1d.	Don DeFosset	☐	☐	☐	Proposal 2.	Nonbinding Stockholder Approval of Executive Compensation	☐	☐	☐

1e.	O.B. Grayson Hall, Jr.	☐	☐	☐	Proposal 3.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐

1f.	Charles D. McCrary	☐	☐	☐

1g.	James R. Malone	☐	☐	☐		DIRECTORS RECOMMEND A VOTE “AGAINST”

1h.	Claude B. Nielsen	☐	☐	☐
1i.	C. Dowd Ritter	☐	☐	☐			For	Against	Abstain
					Proposal 4.	Stockholder proposal regarding posting a report, updated semi-annually, of political contributions	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 16, 2009

9:00 A.M. Central Time

Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, Alabama 35203

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form10-K are available at www.proxyvote.com.

REGFC2

PROXY CARD

REGIONS FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John D. Buchanan and Carl L. Gorday, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 16, 2009 and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(K) Plan, the Computershare Investment Plan for Regions Financial Corporation and/or the Directors Stock Investment Plan and held of record by the trustees or agents of such plans. If no directions are given, the proxies will vote FOR Proposal 1, the election of all director nominees, FOR Proposal 2, nonbinding stockholder approval of executive compensation, FOR Proposal 3, ratification of selection of independent registered accounting firm and AGAINST Proposal 4, stockholder proposal regarding posting a report, updated semi-annually, of political contributions. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Please sign exactly as name or names appear(s) on this proxy. When signing as attorney, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued, and to be signed, on other side)